Exhibit 10.2

Execution Copy

SECOND LIEN CREDIT AGREEMENT

by and among

ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC., as the Borrower

THE GUARANTORS PARTY HERETO,

CRYSTAL FINANCIAL LLC, as Administrative Agent, and

THE LENDERS PARTY HERETO

ING CAPITAL LLC, as Arranger

Dated as of September 14, 2015

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III.	INCREASED COSTS; TAXES; ILLEGALITY; INDEMNITY		48

	3.1	Increased Costs	48

	3.2	Taxes	49

	3.3	Reserved	52

	3.4	Reserved	52

	3.5	Reserved	52

	3.6	Mitigation Obligations; Replacement of Lenders	52

	3.7	Survival	53

IV.	CONDITIONS OF LENDING		54

	4.1	Closing Date	54

V.	REPRESENTATIONS AND WARRANTIES		58

	5.1	Organization and Qualification	58

	5.2	Compliance With Laws	58

	5.3	Title to Properties	58

	5.4	Investment Company Act	58

	5.5	Event of Default	58

	5.6	Subsidiaries and Owners	58

	5.7	Power and Authority; Validity and Binding Effect	59

	5.8	No Conflict; Material Agreements; Consents	59

	5.9	Litigation	60

	5.10	Financial Statements	60

	5.11	Margin Stock	60

	5.12	Full Disclosure	61

	5.13	Taxes	61

	5.14	Intellectual Property; Other Rights	61

	5.15	Liens in the Collateral	61

	5.16	Insurance	61

	5.17	Employee Benefits Compliance	62

	5.18	Environmental Matters	62

	5.19	Communications Regulatory Matters	63

	5.20	Solvency	64

	5.21	Reserved	64

	5.22	Transactions with Affiliates	64

	5.23	Labor Matters	64

	5.24	Anti-Corruption; Anti-Terrorism and Sanctions	64

	5.25	Parent’s Status as a Holding Company	65

	5.26	Small Business Investment Act	65

VI.	AFFIRMATIVE COVENANTS		65

	6.1	Reporting Requirements	65

	6.2	Preservation of Existence, Etc.	68

	6.3	Payment of Liabilities, Including Taxes, Etc.	69

	6.4	Maintenance of Insurance	69

	6.5	Maintenance of Properties	70

	6.6	Visitation Rights	70

	6.7	Keeping of Records and Books of Account	71

	6.8	Compliance with Laws	71

	6.9	Further Assurances	72

	6.10	Use of Proceeds	73

	6.11	Updates to Schedules and Annexes	73

	6.12	Material Agreements	73

	6.13	Benefit Plan Compliance	74

	6.14	SBIC Side Letter	74

	6.15	Post-Closing Deliveries	74

	6.16	Post-Agreed Extension Deliveries	74

VII.	NEGATIVE COVENANTS		74

	7.1	Indebtedness	74

	7.2	Liens	75

	7.3	Affiliate Transactions	76

	7.4	Contingent Obligations	76

	7.5	Loans and Investments	77

	7.6	Dividends and Related Distributions	78

	7.7	Liquidations, Mergers, Consolidations, Acquisitions	79

	7.8	Dispositions of Assets or Subsidiaries	79

	7.9	Use of Proceeds	80

	7.10	Subsidiaries, Partnerships and Joint Ventures	81

	7.11	Continuation of or Change in Business	81

	7.12	Fiscal Year and Quarter	81

	7.13	Issuance of Equity Interests	81

	7.14	Changes in Organizational Documents	81

	7.15	Negative Pledges; Other Inconsistent Agreements	82

	7.16	Material Agreements	82

	7.17	Employee Plans	83

	7.18	Management Fees	83

	7.19	Parent as a Holding Company	83

	7.20	Anti-Corruption; Anti-Terrorism; Sanctions	83

VIII.	FINANCIAL COVENANTS		84

	8.1	Maximum Net Total Leverage Ratio	84

	8.2	Maximum Senior Leverage Ratio	84

	8.3	Minimum Debt Service Coverage Ratio	84

IX.	EVENTS OF DEFAULT		85

	9.1	Events of Default	85

	9.2	Consequences of Event of Default	87

X.	THE ADMINISTRATIVE AGENT		88

	10.1	Appointment and Authority	88

	10.2	Rights as a Lender	88

	10.3	No Fiduciary Duty	88

	10.4	Exculpation	89

	10.5	Reliance by the Administrative Agent	89

	10.6	Delegation of Duties	90

	10.7	Filing Proofs of Claim	90

	10.8	Resignation of the Administrative Agent	90

	10.9	Reserved	91

	10.10	Non-Reliance on the Administrative Agent and Other Lenders	91

	10.11	Enforcement	91

	10.12	No Other Duties, etc.	92

	10.13	Authorization to Release Collateral and Loan Parties	92

	10.14	Compliance with Flood Laws	92

	10.15	No Reliance on the Administrative Agent’s Customer Identification Program	93

XI.	MISCELLANEOUS		93

	11.1	Modifications, Amendments or Waivers	93

	11.2	No Implied Waivers; Cumulative Remedies	94

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	11.3	Expenses; Indemnity; Damage Waiver	95

	11.4	Notices; Effectiveness; Electronic Communication	97

	11.5	Severability	98

	11.6	Duration; Survival	98

	11.7	Successors and Assigns	98

	11.8	Confidentiality	101

	11.9	Counterparts; Integration; Effectiveness	103

	11.10	Choice of Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial	103

	11.11	USA PATRIOT Act Notice	104

	11.12	Payments Set Aside	104

	11.13	Reserved	105

	11.14	Interest Rate Limitation	105

	11.15	FCC and PUC Compliance	105

	11.16	Grant of Irrevocable License to Enter and Inspect	105

	11.17	Independent Action	106

XII.	GUARANTY		106

	12.1	Guaranty	106

	12.2	Payment	106

	12.3	Absolute Rights and Obligations	107

	12.4	Maximum Liability	109

	12.5	Contribution Agreement	110

	12.6	Currency and Funds of Payment	111

	12.7	Subordination	111

	12.8	Enforcement	111

	12.9	Set-Off and Waiver	111

	12.10	Waiver of Notice; Subrogation	112

	12.11	No Stay	113

	12.12	Additional Guarantors	113

	12.13	Reliance	113

	12.14	Receipt of Credit Agreement, Other Loan Documents, Benefits	114

	12.15	Joinder	114

XIII.	FULL DOMINION ACCOUNT		114

	13.1	Full Dominion Account	114

	13.2	Deposits to and Disbursements from Full Dominion Account	115

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 5.1	-	QUALIFICATIONS TO DO BUSINESS AND JURISDICTION OF ORGANIZATION
SCHEDULE 5.6	-	SUBSIDIARIES
SCHEDULE 5.19	-	LICENSES
SCHEDULE 6.15	-	POST-CLOSING DELIVERIES
SCHEDULE 7.1	-	OTHER EXISTING INDEBTEDNESS
SCHEDULE 7.2	-	OTHER EXISTING LIENS
SCHEDULE 7.4	-	OTHER CONTINGENT OBLIGATIONS
SCHEDULE 7.5	-	OTHER EXISTING INVESTMENTS

EXHIBITS

EXHIBIT A	-	ASSIGNMENT AND ASSUMPTION
EXHIBIT B	-	COMPLIANCE CERTIFICATE
EXHIBIT C	-	GUARANTOR JOINDER
EXHIBIT D	-	RESERVED
EXHIBIT E-1	-	RESERVED
EXHIBIT E-2	-	RESERVED
EXHIBIT E-3	-	NOTE
EXHIBIT E-4	-	RESERVED
EXHIBIT F	-	SOLVENCY CERTIFICATE
EXHIBIT G	-	TAX COMPLIANCE CERTIFICATES

SECOND LIEN CREDIT AGREEMENT

THIS SECOND LIEN CREDIT AGREEMENT (this “Agreement”) is dated as of September 14, 2015 and is made by and among ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC., a Delaware corporation, as BORROWER (as hereinafter defined), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and CRYSTAL FINANCIAL LLC, in its capacity as Administrative Agent for the Secured Parties (each as hereinafter defined).

RECITALS

WHEREAS, the Borrower has requested that the Lenders provide to the Borrower a second lien Term Loan facility in an aggregate principal amount not to exceed $25,000,000 as more particularly set forth in, and subject to the terms and conditions of, this Agreement. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

I. CERTAIN DEFINITIONS

1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Acquired Entity or Business” means any Person or business unit acquired pursuant to a Permitted Acquisition.

“Acquisition” means the acquisition, in a single transaction or in a series of related transactions, of all or any substantial portion of the assets of another Person, or at least a majority of the equity interests of another Person, in each case whether involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“ACS Cable” means ACS Cable Systems, LLC, a Delaware limited liability company.

“ACS Cable Seller Note” means that certain Promissory Note of ACS Cable, dated as of April 2, 2015, in favor of ConocoPhillips Alaska, Inc. in the original principal amount of $5,500,000.

“ACS Cable Seller Note Documentation” means, collectively, (i) the ACS Cable Seller Note, (ii) that certain Security Agreement of ACS Cable, dated as of April 2, 2015, in favor of ConocoPhillips Alaska, Inc., (iii) that certain Guarantee of the Borrower, dated as of April 2, 2015, in favor of ConocoPhillips Alaska, Inc. and (iv) all other instruments, agreements and other documents evidencing or governing the ACS Cable Note or providing for any Guarantee or other right in respect thereof.

“Administrative Agent” means Crystal, in its capacity as administrative agent under the Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 11.4(d)(ii).

“Agreed Extension” has the meaning set forth in Section 2.1(f).

“Annualized Consolidated Interest Expense” means Consolidated Interest Expense for the four (4) most recently completed fiscal quarters; provided, that (a) for the fiscal quarter ending September 30, 2015, Annualized Consolidated Interest Expense shall be $13,600,000, (b) for the fiscal quarter ending December 31, 2015, Consolidated Interest Expense shall be calculated for the most recently completed fiscal quarter multiplied by 4, (c) for the fiscal quarter ending March 31, 2016, Consolidated Interest Expense shall be calculated for the most recently completed two fiscal quarters multiplied by 2, and (d) for the fiscal quarter ending June 30, 2016, Consolidated Interest Expense shall be calculated for the then most recently completed three fiscal quarters multiplied by 1.33.

“Anti-Corruption Laws” means any Laws of any Governmental Authority concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Laws of any Governmental Authority concerning or relating to financing terrorism, “know your customer” or money laundering.

“Approved Fund” means any Person (other than a natural Person) that (a) is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and (b) is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.7, in substantially the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Loan Party, any Compliance Officer or Secretary or Assistant Secretary (or in the case of a Loan Party that is a limited liability company without officers, a manager or member authorized under such Loan Party’s Organizational Documents) of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Avoidance Provisions” has the meaning specified in Section 12.4(a)(i)(C).

“Bankruptcy Code” means title 11 of the United States Code.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Alaska Communications Systems Holdings, Inc., a corporation incorporated and existing under the laws of the State of Delaware.

“Budget” means, for the Parent and its Subsidiaries on a Consolidated basis, forecasted: (a) balance sheets, (b) profit and loss statements, (c) free cash flow projections and (d) capital budget, all prepared on a consistent basis with the Parent’s historical financial statements. The Budget represents and will represent as of the date thereof the good faith estimate of the Borrower and its senior management concerning the probable course of the Parent’s and the Parent’s Subsidiaries’ business.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any funding, conversion, continuation, or payment of the Term Loans, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Expenditures” means, with respect to any Person, the aggregate costs incurred by such Person during any measuring period for the acquisition of any fixed assets or improvements or replacements of, substitutions for or additions to any existing fixed asset resulting in a future economic benefit to such Person, and that are required to be capitalized in accordance with GAAP.

“Capital Lease” means any lease of real or personal property that is either (a) required to be capitalized under GAAP or (b) treated as an operating lease under regulations applicable to the Borrower and its Subsidiaries but that otherwise would be required to be capitalized under GAAP.

“Cash Equivalents” means:

(a) marketable securities issued or directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States is pledged in support thereof) with maturities of not more than one year from the date acquired;

(b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof with maturities of not more than one year from the date acquired and having a rating of at least A-1 or the equivalent by Standard & Poor’s Rating Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.;

(c) demand deposits, time deposits and certificates of deposit with maturities of not more than one (1) year from the date acquired issued by a Domestic Account Bank;

(d) Permitted Money Market Investments;

(e) mutual funds whose investments are limited to those types of investments described in clauses (a) through (c) above; and

(f) other short term liquid investments approved in writing by the Administrative Agent from time to time;

provided that, notwithstanding the foregoing, no asset, agreement or investment shall constitute a Cash Equivalent hereunder if such asset, agreement or investment ceases to be a Cash Equivalent (as defined in the First Lien Credit Agreement).

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a) the adoption or taking effect of any Law,

(b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or

(c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary,

(i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented and

(ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means

(a) the Parent fails to own 100% of the direct Equity Interests in the Borrower;

(b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 30% on a fully diluted basis of the aggregate ordinary voting power for the election of directors of the Parent;

(c) the occupation of a majority of the seats (disregarding vacant seats) on the board of directors of the Parent by Persons who were neither

(i) nominated by the board of directors of the Parent,

(ii) appointed by directors so nominated nor

(iii) members of the board of directors as of the Closing Date;

(d) the occurrence of a “Change of Control”, “Change in Control” or similar occurrence under any Material Indebtedness of the Borrower or any of the Subsidiaries; or

(e) the Borrower shall cease to own, directly or indirectly, 100% of the Equity Interests of each of its Subsidiaries except as permitted by Sections 7.7 or 7.8 of this Agreement.

“Closing Date” means the Business Day on which each of the conditions precedent in Section 4.1 has been satisfied or waived by the Required Lenders.

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the collateral subject to any of the Collateral Documents or any other real or personal property of the Loan Parties, in each case pledged to the Administrative Agent for the benefit of the Secured Parties as security for the Obligations.

“Collateral Documents” means the Security Agreement, any collateral assignment, the Intellectual Property Security Agreement, the Master Subordinated Intercompany Note, the Mortgages, the account control agreements (including the Full Dominion Account Control Agreement) and any other document pursuant to which the Borrower or any other Loan Party has granted a Lien to the Administrative Agent for the benefit of the Secured Parties to secure all or a portion of the Obligations.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning specified in Section 11.4(d)(ii).

“Communications Act” means the Communications Act of 1934 and the rules and regulations of the FCC thereunder.

“Communications or IT Systems” means a system or business

(a) providing (or capable of providing) voice, data or video transport, connection, monitoring services or other communications and/or information services (including cable television) or information technology services, through any means or medium,

(b) providing (or capable of providing) facilities, marketing, management, technical and financial (including call rating) or other services to companies providing such transport, connection, monitoring service or other communications and/or information services or information technology services, or

(c) is (or is capable of) constructing, creating, developing or marketing communications or information technology-related network equipment, software and other devices for use in any system or business described above.

“Company Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, and that any Loan Party or any ERISA Affiliate sponsors, maintains, or contributes to or is required to contribute to or with respect to which any Loan Party or any ERISA Affiliate otherwise has any obligation or liability (including any contingent liability).

“Compliance Certificate” means a certificate of the Borrower, signed by a Compliance Officer of the Borrower, substantially in the form of Exhibit B hereto.

“Compliance Officer” means the Chief Executive Officer, President, Chief Financial Officer or Treasurer (or in the case of a Loan Party that is a limited liability company without officers, a manager or member authorized under such Loan Party’s Organizational Documents to perform tasks equivalent to those performed by such officers) of the Borrower or any Loan Party, as the case may be.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period of determination, for the Parent and its Subsidiaries on a Consolidated basis:

(a) net income (or loss) for such period (provided, that the net income of Quintillion JV shall only be included in the net income (or loss) of the Parent and its Subsidiaries on a Consolidated basis: (i) in proportion to the aggregate ownership of Quintillion JV held by the Loan Parties and (ii) if the net income of Quintillion JV that would be included in net income (or loss) under clause (i) exceeds $500,000 during any period of calculation, amounts in excess of such amount shall only be included in net income (or loss) to the extent that at least 50% of the net income of Quintillion JV has been received in cash by a Loan Party) plus

(b) to the extent deducted in calculating net income, without duplication, the sum of

(i) cash and non-cash Consolidated Interest Expenses for such period,

(ii) depreciation and amortization expense during such period,

(iii) all income taxes payable during such period,

(iv) other non-cash charges and expenses, including equity-based compensation expense (except to the extent that such non-cash charges, expenses and other items are reserved for cash charges and expenses to be taken in the future) during such period,

(v) the write down or write off on any asset (other than accounts receivable),

(vi) the actual amount of reasonable fees and out-of-pocket transaction costs and expenses incurred during such period in connection with (A) the negotiation and execution of this Agreement and the other Loan Documents, (B) the negotiation and execution of the First Lien Credit Agreement and other First Lien Loan Documents and (C) payoff of the Existing Credit Facility (excluding all principal and interest repayment), all in an aggregate amount not to exceed $4,500,000,

(vii) for the fiscal quarters ending September 30, 2015 and December 31, 2015 only, the amount of cost savings, operating expense reductions and synergies and other similar initiatives related to the Wireless Disposition calculated on a Pro Forma Basis and net of the amount of actual benefits realized during such period from such actions; provided, that (A) such actions are to be taken by no later than December 31,

2015, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (C) the aggregate amount of cost savings, operating expense reductions, restructuring charges and expenses, and synergies added pursuant to this clause (vii) shall not exceed $1,500,000 in the aggregate for the fiscal quarters ending September 30, 2015 and December 31, 2015; and provided, further, that if the Loan Parties become aware that any cost savings, operating expense reductions or synergies included in this clause (vii) will not be realized during such period, such adjustments shall be eliminated for all historical periods),

(viii) for the fiscal quarters ending September 30, 2015 and December 31, 2015 only, up to $2,000,000 of one-time transactions and wind down expenses related to the Wireless Disposition to the extent factually supportable and reasonably identifiable by the Borrower and accompanied by such supporting documentation as the Administrative Agent shall reasonably request,

(ix) extraordinary, non-recurring or unusual losses, charges and expenses; provided that the aggregate amount of extraordinary, non-recurring or unusual losses, charges and expenses added pursuant to this clause (ix) in any period shall not exceed 10% of Consolidated EBITDA (calculated after giving effect to all adjustments made to Consolidated EBITDA for such period) in the aggregate for any period,

(x) one-time costs associated with any Permitted Acquisition in an aggregate amount not to exceed 5% of Consolidated EBITDA (calculated after giving effect to all adjustments made to Consolidated EBITDA for such period) in the aggregate for any period,

(xi) without duplication of any addbacks provided in the definition of Pro Forma Basis, any transaction costs and similar amounts that are required to be expensed as a result of the application of ASC 805 (whether or not applicable thereto), accompanied by such supporting documentation as the Administrative Agent shall reasonably request, and

(xii) investment loss from Persons not Consolidated with the Parent under GAAP, minus

(c) to the extent included in calculating net income, without duplication, the sum of

(i) extraordinary, non-recurring or unusual gains on permitted sales or dispositions of assets and casualty events,

(ii) cash and non-cash interest income,

(iii) other extraordinary items or nonrecurring items,

(iv) the write up of any asset,

(v) patronage refunds or similar distributions from any Lender, and

(vi) investment income from Persons not Consolidated with the Borrower under GAAP.

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to equal (w) $12,566,000 for the fiscal quarter ending December 31, 2014, (x) $11,781,000 for the fiscal quarter ending March 31, 2015, (y) $12,964,000 for the fiscal quarter ending June 30, 2015, and (z) for purposes of the pro forma Compliance Certificate delivered on the Closing Date only, $14,361,000 for the fiscal quarter ending September 30, 2015.

“Consolidated Interest Expenses” means, for any period, for the Parent and its Subsidiaries on a Consolidated basis, the sum of

(a) all interest, premium payments, debt discount, fees, charges and related expenses of the Parent and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and

(b) the portion of rent expense of the Parent and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Contingent Obligations” means, as applied to any Person, any direct or indirect liability of that Person:

(a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid, performed or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto;

(b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or

(c) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.

Contingent Obligations should also include:

(i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligations of another

(ii) obligations to make take-or-pay or similar payments if required regardless of the nonperformance by any other party or parties to any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another and

(iii) obligations under any revenue sharing agreement with vendors. The amount of any Contingent Obligation shall be equal at all times to the amount of the obligations so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be “controlled by” a Person if such Person holds, directly or indirectly, power to vote 50% of the securities having ordinary voting power for the election of directors of such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion or Continuation Notice” has the meaning specified in Section 2.5.

“Crystal” means Crystal Financial LLC, a Delaware limited liability company.

“Debt Incurrence” means the incurrence by the Borrower or any of its Subsidiaries on or after the Closing Date of any Indebtedness other than the Obligations.

“Debt Service Coverage Ratio” means the ratio derived by dividing:

(a) Consolidated EBITDA (determined on a Pro Forma Basis) for the four (4) most recently completed fiscal quarters by

(b) the sum of:

(i) all cash Annualized Consolidated Interest Expense, and

(ii) all scheduled principal payments made on the Indebtedness for the Parent and its Subsidiaries on a Consolidated basis for the four (4) fiscal quarters immediately following such date of determination (but excluding any scheduled balloon payments with respect to the Parent Notes, the ACS Cable Seller Note, the Second Lien Credit Facility or the First Lien Credit Facilities, provided that such scheduled balloon payment has not been modified in a manner prohibited by Section 7.16).

provided that, for any period of calculation in which:

(1) Consolidated EBITDA has been adjusted to give effect to any Permitted Acquisition or Disposition, directly or through a Subsidiary, of any business (or any portion thereof) permitted hereunder (any such transaction, a “pro forma transaction”), and

(2) such pro forma transaction was funded with the proceeds of Indebtedness or the proceeds of such pro forma transaction were used to repay Indebtedness to the extent permitted by Section 7.6,

clause (b) of this definition shall be adjusted to give effect to such additional Indebtedness or reduced Indebtedness as if such borrowing or repayment occurred on the first day of such period of calculation.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma transaction, the pro forma calculations shall be made in good faith by a Compliance Officer of the

Borrower solely to the extent identifiable and supportable with such evidence as the Administrative Agent shall reasonably request. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date that the Debt Service Coverage Ratio is being calculated had been the applicable rate for the entire period of calculation. Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Compliance Officer of the Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under the Revolving Credit Facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period of calculation. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions.

“Default” means any event or condition that with notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the interest rate otherwise applicable to the Term Loans hereunder plus 2.00% per annum.

“Deposit Conditions” means, with respect to any Interim Parent Notes, the satisfaction (and continued satisfaction) of each of the following conditions with respect to such Indebtedness: (x) net cash proceeds of the related new issuance of Replacement Parent Notes in an amount equal to such Interim Parent Notes is deposited by the Parent in the Full Dominion Account in accordance with Section 13.2(a)(ii) pending the repurchase, redemption, repayment, discharge or other satisfaction thereof; and (y) such Interim Parent Notes are in fact repurchased, redeemed, repaid, discharged or otherwise satisfied as soon as practicable and, in any event, by no later than the Existing Parent Notes Maturity Date.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or asset by any Person.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“Domestic Account Bank” means (a) First National Bank Alaska, (b) Northrim Bank, (c) a United States federal or state chartered commercial bank of recognized standing having capital and surplus in excess of $500,000,000, and which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Rating Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc. or (d) such other United States federal or state chartered commercial bank as may be approved in writing by the Administrative Agent from time to time.

“Domestic Subsidiary” means any Subsidiary that is organized or formed and existing under the Laws of the United States of America or any state, commonwealth or territory thereof or under the Laws of the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee of a Lender under Sections 11.7(b)(iii), 11.7(b)(v) and 11.7(b)(vi) (subject to such consents, if any, as may be required under Section 11.7(b)(iii)).

“Environmental Laws” means any and all applicable current and future federal, state, local and foreign Laws and any consent decrees, concessions, permits, grants, franchises, licenses, agreements or other restrictions of a Governmental Authority or common Law causes of action relating to: (a) protection of the environment or natural resources from, or emissions, discharges, releases or threatened releases of, Hazardous Materials in the environment including ambient air, surface, water, ground water or land, (b) the generation, handling, use, labeling, disposal, transportation, reclamation and remediation of Hazardous Materials; (c) human health as affected by Hazardous Materials; (d) the protection of endangered or threatened species; and (e) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” has the meaning specified in the Security Agreement.

“Equity Issuance” means any issuance or sale by any Person of any Equity Interests at any time on or after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party such that such trade or business, together with such Loan Party and all other ERISA Affiliates, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“ERISA Event” means:

(a) a “reportable event” (under Section 4043 of ERISA and regulations thereunder) with respect to a Company Pension Plan for which the 30-day notice requirement has not been waived;

(b) a withdrawal by a Loan Party or any ERISA Affiliate from a Company Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;

(c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan;

(d) the filing of a notice of intent to terminate, the treatment of an amendment to a Company Pension Plan or a Multiemployer Plan as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Company Pension Plan or Multiemployer Plan;

(e) an event or condition that constitutes grounds or that could reasonably be expected to constitute grounds pursuant to Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Company Pension Plan or, to the knowledge of any Loan Party, any Multiemployer Plan;

(f) an event or condition that results or could reasonably be expected to result in any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, to a Loan Party or any ERISA Affiliate;

(g) with respect to any Company Pension Plan, the failure to satisfy the minimum funding standards under the Plan Funding Rules (whether or not waived);

(h) with respect to any Company Pension Plan, the occurrence of any event that would result in the imposition of any limitation under Section 436 of the Code or Section 206(g) of ERISA, determined without regard to any contribution made or the provision of security under Section 436 of the Code or Section 206(g) of ERISA to avoid the imposition of the limitation;

(i) the determination that any Company Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of the Plan Funding Rules;

(j) the occurrence of an aggregate Unfunded Liability for all Plans, other than Multiemployer Plans, exceeding $5,750,000 determined pursuant to the most recent final actuarial report (provided that it shall not constitute an ERISA Event if (i) within twenty (20) days of a Loan Party’s receipt of such actuarial report, the Loan Party provides the Lenders with a copy of such report and (ii) within thirty (30) days of a Loan Party’s receipt of such actuarial report, payment is made on the Unfunded Liability such that it no longer exceeds $5,750,000 after giving effect to such payment and evidence reasonably satisfactory to the Administrative Agent of such payment, accompanied by such supporting documentation as the Administrative Agent shall reasonably request for the basis on which the Loan Party has determined that the Unfunded Liability no longer exceeds $5,750,000; provided that, (1) the Administrative Agent shall not request a replacement actuarial report as supporting documentation, and (2) it is agreed that evidence of a contribution in the amount of the Unfunded Liability reflected by such actuarial report to the applicable Plan or Plans is sufficient supporting documentation;

(k) any transaction that could subject any Loan Party or any ERISA Affiliate to liability under Section 4069 or 4212 of ERISA;

(l) a prohibited section with respect to a Plan within the meaning of Section 4975 of the Code or Section 406 of ERISA or a violation of the fiduciary responsibility rules of Section 404 of ERISA; and

(m) an event or condition that results, or could reasonably be expected to result, in any liability under Section 4980H(a) of the Code, without qualifying for the reduced assessment under Section 4980H(b) of the Code, to any Loan Party or any ERISA Affiliate.

“Event of Default” means any of the events described in Section 9.1 and referred to therein as an “Event of Default.”

“Excess Cash Flow” means, with respect to the Parent and its Subsidiaries on a Consolidated basis for any period, the excess of:

(a) Consolidated EBITDA for such period,

plus

(b) all other cash income during such period, including, without limitation and without duplication,

(i) all extraordinary or nonrecurring cash gains,

(ii) business interruption insurance proceeds, and

(iii) cash gains attributable to the sale of assets out of the ordinary course of business;

in each case,

(x) net of taxes and cash expenses related to any such occurrence,

(y) only to the extent that such cash gains and insurance proceeds are not included in Consolidated EBITDA for such fiscal year and are not required by this Agreement to be utilized in connection with a mandatory prepayment of the Obligations made (or to be made) by the Borrower for such fiscal year and

(z) which are not reinvested within the period for which reinvestment is permitted under the definition of “Net Cash Proceeds”;

minus

(c) the sum of (without duplication and solely to the extent that such amounts do not otherwise reduce Consolidated net income (or loss) during such period),

(i) Consolidated Interest Expense paid in cash during such period,

(ii) Capital Expenditures:

(A) to the extent paid in cash during such period and not financed with Indebtedness, or

(B) incurred in such period from a trade creditor not constituting Indebtedness so long as (x) any cash payment made on the amount of the corresponding trade payable in a later period is not deducted from Consolidated EBITDA in such later period, and (y) to the extent that all or any portion of the cash payments associated with such Capital Expenditures are not actually made by the time that the Borrower is required to make a prepayment in accordance with Section 2.13(f) or Section 2.13(f) of the First Lien Credit Agreement for the applicable fiscal year, such amount shall be retroactively added to Excess Cash Flow for such fiscal year, but deducted in the fiscal year paid,

(iii) taxes paid in cash during such period,

(iv) all non-cash charges and expenses added to Consolidated net income in determining Consolidated EBITDA for such period,

(v) voluntary prepayments of any term Indebtendess under the First Lien Facility made in cash by the Loan Parties during such period,

(vi) prepayments of the Existing Parent Notes to the extent permitted under Section 7.6 and to the extent not financed with the proceeds of Indebtedness or funds released from the Full Dominion Account,

(vii) payments of the current portion of any long term and of short term Indebtedness made in cash during such period (and not financed with the proceeds of Indebtedness or funds released from the Full Dominion Account) to the extent such Indebtedness is permitted under Section 7.1 and such payment is permitted under Section 7.6, and

(viii) on or before May 1, 2018, accumulations of up to $30,900,000 to fund the repayment, redeem or otherwise repurchase of the Existing Parent Notes, provided that, (x) such accumulations have been deposited into and held at all times in the Full Dominion Account and (y) any amounts released from the Full Dominion Account and not used to repay, redeem, repurchase or pay interest expense on Existing Parent Notes shall be added to Excess Cash Flow for the period in which such funds are released;

in each case, for the four (4) most recently completed fiscal quarters.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case,

(i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or

(ii) that are Other Connection Taxes,

(b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan pursuant to a law in effect on the date on which:

(x) such Lender acquires such interest in such Term Loan (other than pursuant to an assignment request by the Borrower under Section 3.6) or

(y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,

(c) Taxes attributable to such Recipient’s failure to comply with Section 3.2 and

(d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions Persons Who Commit, Threaten to Commit or Support Terrorism).

“Existing Credit Facility” has the meaning set forth in Section 4.1(a)(xii).

“Extension Conditions” has the meaning set forth in Section 2.1(e)(ix).

“Existing Parent Note Documents” means the indenture and other agreements under which the Existing Parent Notes were issued and all other instruments, agreements and other documents evidencing or governing the Existing Parent Notes or providing for any Guarantee or other right in respect thereof.

“Existing Parent Notes” means the 6.250% convertible notes of the Parent in an initial aggregate principal amount of $120,000,000 issued by the Parent pursuant to the Existing Parent Note Documents on May 4, 2011 having a due date of May 1, 2018 and an aggregate outstanding principal amount not in excess of $114,000,000 on the Closing Date (without giving effect to any application of the proceeds of the Term Loans).

“Existing Parent Notes Maturity Date” means May 1, 2018.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCC” means the Federal Communications Commission.

“Federal Funds Effective Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

“Fee Letter” means that certain fee letter, dated as of the Closing Date, between the Borrower and the Administrative Agent.

“Final Termination Date” means (a) March 3, 2018; provided that, notwithstanding anything to the contrary set forth herein, the Final Termination Date shall be at least fifty-nine (59) days prior to the final maturity date of the Existing Parent Notes or (b) upon the effectiveness of an Agreed Extension, September 30, 2020; provided, that notwithstanding anything to the contrary set forth herein, the Final Termination Date shall be at least ninety (90) days prior to the final maturity date of the Replacement Parent Notes.

“First Lien Administrative Agent” means CoBank, in its capacity as “Administrative Agent” under, and as such term is defined in, the First Lien Credit Agreement (as in effect on the Closing Date) on behalf of and for the benefit of the First Lien Lenders under the First Lien Credit Agreement, and also means any successor “Administrative Agent” appointed pursuant to the First Lien Credit Agreement.

“First Lien Credit Agreement” means the Credit Agreement, dated as of the Closing Date, by and among Alaska Communications Systems Holdings, Inc., as borrower, Alaska Communications Systems Group, Inc. and all of its existing and future direct and indirect domestic subsidiaries, as guarantors, the First Lien Lenders, and the First Lien Administrative Agent, on behalf of and for the benefit of the First Lien Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with, and subject to the terms and conditions of, the Intercreditor Agreement.

“First Lien Credit Facilities” means the First Lien Revolving Facility, the Term Loans (as defined in the First Lien Credit Agreement) and the Incremental Term Loans (as defined in the First Lien Credit Agreement) advanced pursuant to the First Lien Credit Agreement.

“First Lien Indebtedness” means the “Secured Obligations”, as such term is defined in the First Lien Credit Agreement.

“First Lien Lenders” means each institutional lender or other Person as shall from time to time be a “Lender” or other “Secured Party” under, as defined in and for purposes of the First Lien Credit Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement, the promissory notes, if any, issued by the Borrower in favor of the First Lien Lenders, the First Lien Security Documents and all other agreements, documents and instruments executed and delivered by or on behalf of or in support of any Loan Party to the First Lien Administrative Agent or any other First Lien Secured Party or their respective authorized designee evidencing or otherwise relating to the First Lien Credit Facilities, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with, and subject to the terms and conditions of, the Intercreditor Agreement.

“First Lien Revolving Facility” means the Revolving Credit Facility (as defined in the First Lien Credit Agreement) established pursuant to Section 2.2 of the First Lien Credit Agreement.

“First Lien Secured Parties” means, collectively, the First Lien Administrative Agent and the First Lien Lenders.

“First Lien Security Documents” means, collectively, each of the mortgages, deeds of trust, security agreements, pledge agreements, grants of security interest in intellectual property assets, the Full Dominion Account Control Agreement, Form UCC1 financing statements and such other agreements, assignments, documents and instruments from time to time executed and delivered by any Loan Party granting, assigning or transferring or otherwise evidencing or relating to any Lien granted, assigned or transferred to the First Lien Administrative Agent (or its designee or agent), on behalf of and for the benefit of the First Lien Secured Parties, to secure the First Lien Indebtedness, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with, and subject to the terms and conditions of, the Intercreditor Agreement.

“Flex Amount” means, as of any date of determination, an amount equal to:

(a) $11,500,000 minus

(b) the sum of

(i) the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets but excluding, the issuance of common Equity Interests of the Parent to the seller) paid or incurred by any Loan Party or any Subsidiary of any Loan Party in connection with any Permitted Acquisition during the term of this Agreement,

(ii) the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets but excluding, the issuance of common Equity Interests of the Parent to the seller) paid or incurred by any Loan Party or any Subsidiary of any Loan Party in connection with any Permitted Joint Venture Investment during the term of this Agreement,

(iii) the aggregate amount of Indebtedness of any Subsidiary of any Loan Party (who is not a Loan Party) converted into equity during the term of this Agreement by any Loan Party or Subsidiary of any Loan Party, and

(iv) the aggregate amount of Indebtedness of any Subsidiary of any Loan Party (who is not a Loan Party) written off during the term of this Agreement by any Loan Party or Subsidiary of any Loan Party.

“Flood Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 and (d) the Flood Insurance Reform Act of 2004, and all other applicable Laws related thereto.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Full Dominion Account” means, collectively, one or more Pledged Accounts subject to the Full Dominion Account Control Agreement.

“Full Dominion Account Control Agreement” means that certain Restricted Account and Securities Account Control Agreement (Access Restricted Immediately – Multiple Lenders), dated as of the date hereof, by and among the Borrower, the First Lien Administrative Agent, the Administrative Agent and First National Bank Alaska, as the same may be amended, restated, supplemented or otherwise modified, redocumented or replaced from time to time in accordance with, and subject to the terms and conditions of, the Intercreditor Agreement.

“GAAP” means generally accepted accounting principles as are in effect in the United States of America from time to time, subject to the provisions of Section 1.3.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), including, without limitation, the FCC and any applicable PUC.

“Guaranteed Liabilities” means:

(a) the prompt Payment in Full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of this Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower or any other Loan Party to any one or more of the Secured Parties, including principal, interest, premiums and fees (including all reasonable fees and expenses of counsel); and

(b) the prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower and each other Loan Party under this Agreement, the Notes and all other Loan Documents to which it is a party.

“Guarantor” means each of the parties to this Agreement that is designated as a “Guarantor” on the signature page hereof and each other Person that joins this Agreement as a Guarantor after the date hereof pursuant to a Guarantor Joinder.

“Guarantor Joinder” means a joinder agreement joining a Person as a Guarantor under the Loan Documents in the form of Exhibit C.

“Guarantors’ Obligations” means the obligations of the Guarantors to the Secured Parties under Article XII.

“Guaranty” or “Guarantee” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of such Person pursuant to which such Person has directly or indirectly guaranteed or had the economic effect of guaranteeing any Indebtedness or other obligation or liability of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise),

(b) to purchase or lease property or services for the purpose of assuring another Person’s payment or performance of any Indebtedness or other obligations or liabilities,

(c) to maintain the working capital of such Person to permit such Person to pay such Indebtedness or other obligations or liabilities or

(d) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation or liability of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty/Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. Unless otherwise specified, the amount of any Guaranty shall be deemed to be the lesser of the principal amount of the Indebtedness or other obligations or liabilities guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty.

“Hazardous Materials” means (a) any explosive or radioactive substances, materials or wastes, and (b) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all net obligations of such Person under each Hedge Agreement to which it is a party (provided, that the amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business that are not past due for more than 60 days);

(e) obligations (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such obligations shall have been assumed by such Person or is limited in recourse;

(f) all obligations of such Person under Capital Leases and all its Synthetic Lease Obligations (in each case as determined in accordance with Section 1.3);

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than payments in the form of common Equity Interest of the Parent) in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all fixed payment obligations of any Person under any Guarantee of such Person in respect of any of the foregoing.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.3(b).

“Information” has the meaning specified in Section 11.8.

“Insolvency Proceeding” means, with respect to any Person,

(a) a case, action or proceeding with respect to such Person:

(i) before any court or any other Governmental Authority under any Debtor Relief Law or other similar law now or hereafter in effect, or

(ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or

(b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Intellectual Property” means all Copyrights, Domain Names, Patents, Trademarks and IP Licenses, in each case as defined in the Security Agreement.

“Intellectual Property Security Agreement” means the Grant of Security Interest in Copyrights and the Grant of Security Interest in Patents and Trademarks, each in substantially the form attached to the Security Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, between Administrative Agent and the First Lien Administrative Agent and acknowledged and agreed to by the Borrower and the other Loan Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means the last day of each calendar quarter after the date hereof and the Maturity Date.

“Interest Rate Hedge” means a Hedge Agreement entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interim Parent Notes” has the meaning specified in Section 7.1(b)(i).

“Investment” means, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of

(a) the purchase or other acquisition of capital stock or other securities of another Person,

(b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or

(c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment (other than pursuant to a purchase price adjustment under an acquisition agreement).

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

“Law” means any law (including common law), constitution, statute, treaty, regulation, enabling legislation, rule, ordinance, opinion, release, ruling, order (including executive and judicial), injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Governmental Authority applicable to any Person or the properties of any Person, including the Licenses, and, including the Communications Act, any applicable PUC Laws and all Environmental Laws.

“Lenders” means each of the financial institutions from time to time party hereto as a lender and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document that provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to the extent such Affiliate is a Secured Party.

“LIBOR” means, the greater of (a) one percent (1.00%), and (b) for any day in any calendar month, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to the three-month “Libor Rate” as published in the Wall Street Journal for loans with an interest period of ninety (90) days on the date that is two (2) Business Days prior to the first day of such calendar month, or, if such rate is no longer published in the Wall Street Journal (or the Wall Street Journal ceases publication), as published by such other widely recognized provider of interest rate information as selected by Administrative Agent in its reasonable discretion on the date that is two (2) Business Days prior to the first day of such calendar month. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Administrative Agent at which deposits of Dollars in immediately available funds are offered by major financial institutions reasonably satisfactory to Administrative Agent in the London interbank market for a ninety-day period for the applicable principal amount on such date of determination for the applicable calendar month.

“Licenses” means any cable television franchise or any landline telephone, cellular telephone, microwave, personal communications, commercial mobile radio service, or other telecommunications or similar license, authorization, registration, certificate, waiver, certificate of compliance, franchise (including cable television and telecommunications franchise), approval, right of way, material filing, exemption, order, or permit, whether for the acquisition, construction or operation of any Communications or IT System, or to otherwise provide the services related to any Communications or IT System, granted or issued by the FCC or any applicable PUC or other Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, lien (statutory or otherwise), security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Liquidity Balance” means, as of the date of determination, the result of (a) the amount available to be borrowed under the First Lien Revolving Facility on such date, provided that, as of such date of determination, each of the conditions precedent set forth in Section 4.2 are satisfied plus (b) the unrestricted cash and Cash Equivalents on deposit in all Pledged Accounts (excluding the Full Dominion Account) on such date of determination.

“Loan Documents” means this Agreement, the Fee Letter, the Collateral Documents, the Intercreditor Agreement, the Solvency Certificates, the Perfection and Diligence Certificate, the SBA Documents, landlord agreements (if any), the Notes and any other instruments, certificates or documents delivered in connection herewith or therewith, all as amended, restated, reaffirmed, reconfirmed, replaced, substituted or otherwise modified from time to time.

“Loan Parties” means the Borrower, Parent and the other Guarantors.

“Mandatory Prepayment of Excess Cash Flow” has the meaning specified in Section 2.13(e).

“Master Subordinated Intercompany Note” means that certain Master Subordinated Intercompany Note, dated as of the date hereof, by and among the Loan Parties, evidencing all Indebtedness among the Loan Parties and subordinating the same to the Obligations and the Obligations (as defined in the First Lien Credit Agreement), in form and substance acceptable to the Administrative Agent and the First Lien Administrative Agent.

“Material Account” means all deposit, securities or other investment accounts in the name of any Loan Party to the extent that (x) customer payments are deposited in such account in the ordinary course of business and the average daily balance of any such account for any calendar month exceeds $250,000, (y) the average daily balance of any such account (or market value of such account), for the most recently completed six calendar months exceeds $500,000 or (z) the balance at any time exceeds $1,000,000.

“Material Adverse Change” means any circumstance or event, or series of circumstances or events, that has or could reasonably be expected to have any material adverse effect upon:

(a) the business, properties, assets, condition (financial or otherwise), operations, or liabilities (actual or contingent) of the Loan Parties and their Subsidiaries taken as a whole,

(b) the legality, binding effect, validity or enforceability of this Agreement or any other Loan Document,

(c) the ability of the Loan Parties and their Subsidiaries, taken as a whole, to duly and punctually pay or perform any of the Obligations, or

(d) the ability of the Administrative Agent or any other Secured Party to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Agreement” means any:

(a) agreement, contract, note, bond, debenture or other instrument evidencing Material Indebtedness,

(b) the Existing Parent Note Documentation, the Replacement Parent Note Documentation, the First Lien Loan Documents, the Intercreditor Agreement, the ACS Cable Seller Note Documentation and the Master Subordinated Intercompany Note and

(c) any agreement, contract or other instrument to which any Loan Party is a party or that is binding upon any Loan Party or its property the revocation, suspension or termination (prior to the stated termination date therefor) of which could reasonably be expected to result in a Material Adverse Change.

“Material Indebtedness” means the First Lien Indebtedness and any other Indebtedness (other than the Obligations) in an aggregate principal amount exceeding $5,750,000.

“Material License” means all Licenses other than, to the extent and only for so long as the Licenses described in clause (a), (b) and (c) of this definition are not material to the value of the assets of any Loan Party or Subsidiary of any Loan Party or the ordinary course of conduct of the operations of the business of any Loan Party or Subsidiary of any Loan Party, (a) microwave point to point, (b) microwave industrial pool and (c) aviation auxiliary.

“Material Owned Property” means any real property owned by any Loan Party in fee simple:

(a) that has a tax assessed value in excess of $2,000,000,

(b) that is the headquarters or principal place of business of any Loan Party, or

(c) is the launch or landing site for any fiber optic or cable submarine systems in international waters of any Loan Party;

provided that, “Material Owned Property” shall not include any real property for which (and only so long as) a standard “life-of-loan” flood hazard determination or equivalent cannot be obtained.

“Maturity Date” means the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) the Final Termination Date.

“Maximum Guarantor Liability” has the meaning specified in Section 12.4(a)(i).

“Maximum Rate” has the meaning specified in Section 11.14.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee thereof in the business of rating securities and debt.

“Mortgage” means each mortgage or deed of trust (as applicable) in a form acceptable to the Administrative Agent in its reasonable discretion executed and delivered by a Loan Party to the Administrative Agent for the benefit of the Secured Parties with respect to certain of the real estate owned or leased by such Loan Party.

“Multiemployer Plan” means any employee benefit plan that is a “multiemployer plan” within the meaning of Section 3(37) of the Code or Section 4001(a)(3) of ERISA and to which any Loan Party or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years of such Multiemployer Plan, has made or had an obligation to make such contributions or with respect to which otherwise has any obligation or liability (including a contingent liability).

“Net Cash Proceeds” means:

(a) in the case of any Debt Incurrence, an amount equal to: (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries in respect of such Debt Incurrence, minus (ii) customary, bona fide, out-of-pocket direct costs incurred by such Loan Party and its Subsidiaries in connection such issuance;

(b) in the case of any Equity Issuance, an amount equal to: (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries in respect of such Equity Issuance, minus (ii) customary, bona fide, out-of-pocket direct costs incurred by such Loan Party and its Subsidiaries in connection with such issuance;

(c) in the case of any Casualty Event, an amount equal to: (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries from such Casualty Event, minus (ii) the sum of all customary, bona fide, out-of-pocket direct costs incurred by such Loan Party and its Subsidiaries in connection with collecting such cash payments; and

(d) in the case of any Disposition, an amount equal to: (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries from such Disposition (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or return of funds held in escrow or otherwise, but only as and when received), minus (ii) the sum of (x) all income taxes and other taxes assessed by a Governmental Authority as a result of such transaction, (y) all customary, bona fide, out-of-pocket direct transaction costs incurred by such Loan Party and its Subsidiaries in connection with such Disposition, and (z) amounts applied to repayment of permitted Indebtedness (other than the Obligations but including the First Lien Indebtedness) secured by a Permitted Lien on the asset or property disposed of having priority over the Lien of the Administrative Agent on the Collateral.

“Net Total Leverage Ratio” means, as of the end of any date of determination, the ratio of:

(a) the result of

(i) all Indebtedness of the Parent and its Subsidiaries determined on a Consolidated basis as of such date, minus

(ii) all Interim Parent Notes of the Parent as of such date to the extent such Interim Parent Notes are eligible to be (and the Borrower has so elected) excluded from the Parent Notes Cap and the Net Total Leverage Ratio as provided under Section 7.1(b), minus

(iii) the amount of unrestricted cash and Cash Equivalents of the Loan Parties held in any Pledged Account other than the Full Dominion Account as of such date of calculation not to exceed

(A) $25,000,000 at any time during the first four (4) complete fiscal quarters after the Closing Date,

(B) $20,000,000 at any time during the second four (4) complete fiscal quarters after the Closing Date and

(C) $15,000,000 at any time thereafter, minus

(iv) only for the fiscal quarters ending September 30, 2015 and December 31, 2015, the lesser of (A) the amount deposited and held in the Full Dominion Account as of the date of calculation and (B) $7,500,000, by

(b) Consolidated EBITDA for the consecutive four (4) fiscal quarters ending as of such date or most recently ended determined on a Pro Forma Basis.

“Non-Consenting Lender” has the meaning specified in Section 11.1(g).

“Note” means a promissory note of the Borrower evidencing the Term Loans, which shall be substantially in the form of Exhibit E-3 hereto or otherwise in form and substance acceptable to the Lender.

“Obligation” means any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, for payment or performance, now or hereafter existing (and including obligations or liabilities arising or accruing after the commencement of any Insolvency Proceeding with respect to any Loan Party or which would have arisen or accrued but for the commencement of such Insolvency Proceeding, even if the claim for such obligation or liability is not enforceable or allowable in such proceeding), or due or to become due, under or in connection with this Agreement, the Notes, the Fee Letter or any other Loan Document (regardless of whether any Term Loan is in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to any Term Loan is not satisfied) whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Official Body” means (a) any Governmental Authority and (b) any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Order” has the meaning specified in Section 2.9(g).

“Organizational Documents” means the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Information” has the meaning specified in Section 12.13.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Parent” means Alaska Communications Systems Group, Inc., a Delaware corporation.

“Parent Notes” means, collectively, the Existing Parent Notes and the Replacement Parent Notes.

“Parent Notes Cap” has the meaning specified in Section 7.1(b)(i).

“Participant” has the meaning specified in Section 11.7(d).

“Participant Register” has the meaning specified in Section 11.7(d).

“Participation Advance” has the meaning specified in Section 2.9(c)(ii).

“Payment in Full” means, with respect to the Obligations, the payment in full in cash of the Term Loans and other Obligations hereunder (other than contingent indemnification obligations for which no claim has been asserted).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfection and Diligence Certificate” means that certain Perfection and Diligence Certificate, executed and delivered by a Compliance Officer of each Loan Party to the Administrative Agent and the First Lien Administrative Agent on or about the date hereof.

“Permitted Acquisition” means an Acquisition (i) by any Loan Party of all of the Equity Interests of any Person or (ii) by any Loan Party (other than the Parent) of all or substantially all the assets of, or any line of business or division or business unit of, any other Person; provided

(a) all assets acquired (other than immaterial assets) are usable in, and any Person acquired is primarily engaged in, a line of business permitted under Section 7.11,

(b) the Administrative Agent shall promptly receive in accordance with the requirements of Section 6.9 all documents and other deliveries reasonably required by the Administrative Agent to have a first-priority perfected security interest (subject to Permitted Liens) in the Acquired Entity or Business acquired or created in such acquisition, together with all opinions of counsel, certificates, resolutions and other documents required by Section 6.9, in form and substance reasonably acceptable to the Administrative Agent; provided that, for Permitted Acquisitions in excess of the Threshold Amount, the Administrative Agent shall receive in accordance with the requirements of Section 6.9 all documents and other deliveries reasonably required by the Administrative Agent to have a first-priority perfected security interest (subject to Permitted Liens) in the Acquired Entity or Business acquired or created in such acquisition on or prior to the consummation of such Acquisition (or such later date as the Administrative Agent may agree to in its sole discretion),

(c) no Default or Event of Default shall then exist or would exist after giving effect to such acquisition,

(d) the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets but excluding, the issuance of common Equity Interests of the Parent to the seller) paid or incurred by any Loan Party or any Subsidiary of any Loan Party in connection with such acquisition shall not exceed the then current Flex Amount,

(e) any Person acquired will be a wholly-owned Domestic Subsidiary of the Borrower immediately after such acquisition and the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States,

(f) such acquisition shall not be hostile and shall have been approved by all necessary corporate or limited liability company action of the target,

(g) not later than five (5) Business Days prior to the anticipated closing date of such acquisition, the Borrower shall provide to the Administrative Agent and Lenders its due diligence package regarding the Acquired Entity or Business and such other information as the Administrative Agent may reasonably request, and

(h) the Borrower shall have provided to the Administrative Agent a certificate of a Compliance Officer of the Borrower (supported by reasonably detailed calculations) certifying that, after giving effect to such Acquisition, the Loan Parties shall be in pro forma compliance with the covenants set forth in Article VIII, calculated on a Pro Forma Basis.

“Permitted Joint Venture Investment” means an Investment by any Loan Party in any Joint Venture; provided

(a) such Joint Venture is primarily engaged in, a line of business permitted under Section 7.11,

(b) the Administrative Agent shall promptly receive in accordance with the requirements of Section 6.9 all documents and other deliveries reasonably required by the Administrative Agent to have a first-priority perfected security interest (subject to Permitted Liens) in the Equity Interests of the Joint Venture acquired by such Loan Party in such Investment, together with all opinions of counsel, certificates, resolutions and other documents required by Section 6.9, in form and substance reasonably acceptable to the Administrative Agent; provided that, for Permitted Joint Venture Investment in excess of the Threshold Amount, the Administrative Agent shall receive in accordance with the requirements of Section 6.9 all documents and other deliveries reasonably required by the Administrative Agent to have a first-priority perfected security interest (subject to Permitted Liens) in the Equity Interests of the Joint Venture acquired by such Loan Party in such Investment prior to the consummation of such Permitted Joint Venture Investment (or such later date as the Administrative Agent may agree to in its sole discretion),

(c) no Default or Event of Default shall then exist or would exist after giving effect to such Investment,

(d) the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets but excluding, the issuance of common Equity Interests of the Parent to the seller) paid or incurred by any Loan Party or any Subsidiary of any Loan Party in connection with such Investment shall not exceed the then current Flex Amount,

(e) the Joint Venture shall be organized or formed and existing under the Laws of the United States of America or any state, commonwealth or territory thereof or under the Laws of the District of Columbia and its assets shall be located within the United States,

(f) such Investment shall have been approved by all necessary corporate or limited liability company action of the Joint Venture,

(g) not later than five (5) Business Days prior to the anticipated closing date of such Investment, the Borrower shall provide to the Administrative Agent such information as the Administrative Agent may reasonably request regarding the Joint Venture, and

(h) the Borrower shall have provided to the Administrative Agent a certificate of a Compliance Officer of the Borrower (supported by reasonably detailed calculations) certifying that, after giving effect to such Investment, the Loan Parties shall be in pro forma compliance with the covenants set forth in Article VIII, calculated on a Pro Forma Basis.

“Permitted Liens” means:

(a) Liens for taxes, assessments, or similar charges and levies of any Governmental Authority not yet due or which are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party’s books;

(b) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs (or Liens to secure bonds or letters of credit issued for such purpose), other than any Lien imposed by ERISA, provided that the aggregate amount of such pledges and deposits is less than the Threshold Amount;

(c) Liens of mechanics, repairmen , materialmen, warehousemen, carriers, suppliers, landlords or other like Liens that are incurred in the ordinary course of business and either (i) secure obligations that are not overdue by more than thirty (30) days or (ii) are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party’s books, provided that all such permitted Liens under this clause (c) outstanding on any date of determination do not individually or in the aggregate materially detract from the value of the property or assets subject thereto or materially interefer with the ordinary conduct of the business of the applicable Person;

(d) good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, trade contracts (other than Indebtedness) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, performance or other similar bonds required in the ordinary course of business;

(e) encumbrances consisting of zoning restrictions, easements, right-of-way or other encumbrances, title defects and restrictions on the use of real property that in the aggregate are not substantial in amount and none of which materially impairs the use of such property or the value thereof, none of which is violated in any material respect by existing or proposed structures or land use and which do not interfere with the ordinary conduct of the business of the applicable Loan Party;

(f) Liens in favor of the Administrative Agent for the benefit of the Secured Parties;

(g) the existing Lien against certain assets of ACS Cable described in the ACS Cable Seller Note Documentation, provided that (a) the principal amount secured thereby is not hereafter increased, (b) no additional assets become subject to such Lien, (c) the direct or contingent obligor with respect thereto is not changed, and (d) the ACS Cable Seller Note Documentation has not otherwise been modified in a manner prohibited by Section 7.16;

(h) Liens securing Indebtedness permitted under Section 7.1(d)(i) and (iii), provided, that, with respect to Indebtedness permitted under Section 7.1(d)(i), (i) such Liens do not at any time encumber any property other than the property purchased, leased or otherwise acquired with the proceeds of such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being so purchased, leased or otherwise acquired on the date of its purchase, lease or acquisition;

(i) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition;

(j) Liens resulting from judgments or orders not constituting an Event of Default under Section 9.1(f);

(k) cash collateralization of letters of credit issued by Person(s) other than an Issuing Lender; provided, that the aggregate amount of such cash collateralizations together with the Loan Parties’ reimbursement obligations under such letters of credit does not exceed the Threshold Amount in the aggregate at any one time (exclusive of the letters of credit disclosed in Schedule 7.2);

(l) Liens of a collection bank in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in any relevant jurisdiction and normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m) Liens existing on the Closing Date and described on Schedule 7.2 hereto;

(o) with respect to any real property, Liens listed as exceptions on Schedule B to any title insurance policy, as updated by endorsements approved by the Administrative Agent, with respect to such real property provided that such title insurance policy is in favor of the Administrative Agent and that such Schedule B has been approved by the Administrative Agent;

(p) Liens in the aggregate amount not to exceed $575,000 at any time; and

(q) Liens securing the First Lien Indebtedness in or on any of the Collateral created under any First Lien Security Documents (and at all times subject to the Intercreditor Agreement) in favor of the First Lien Administrative Agent (or its designee or agent) on behalf of and for the benefit of the First Lien Secured Parties or held by the Administrative Agent on behalf of and for the benefit of the First Lien Administrative Agent in accordance with the terms of the Intercreditor Agreement.

“Permitted Money Market Investment” means an investment in money market funds (a) which mature not more than ninety (90) days from the date acquired and are payable on demand, (b) with respect to which there has been no failure to honor a request for withdrawal, (c) which are registered under the Investment Company Act of 1940, as amended, (d) which have net assets of at least $500,000,000 and (e) which maintain a stable share price of not less than One Dollar ($1.00) per share and are either (i) directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (ii) maintain a rating of at least A-2 or better by Standard & Poor’s Rating Services and are maintained with an investment fund manager that is otherwise acceptable at all times and from time to time to the Administrative Agent in its sole discretion.

“Person” means any natural person, corporation, company, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Official Body, or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Company Pension Plan) that any Loan Party or any ERISA Affiliate sponsors, maintains, or contributes to or is required to contribute to or with respect to which any Loan Party or any ERISA Affiliate otherwise has any obligation or liability.

“Plan Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Company Pension Plans and Multiemployer Plans and set forth in, Sections 412, 430, 431, 432 and 436 of the Code and Sections 206, 302, 303, 304 and 305 of ERISA.

“Plan Qualification Event” means with respect to any Plan that is intended to be a qualified plan under Section 401(a) of the Code, or exempt from tax under Section 501(a) or 501(c)(9) of the Code, any occurrence or event that results or could reasonably be expected to result in the loss of the Plan’s qualified or tax-exempt status or for which the cost of correction under or related to the IRS employee plans compliance resolution system or any successor program (including the cost of computing the correction, making a submission to the IRS, making any payment to the IRS, the Plan or participants and any other related cost of correction) could reasonably be expected to exceed $5,750,000.

“Platform” has the meaning specified in Section 11.4(d).

“Pledged Account” means a securities or deposit account of any Loan Party that is subject to an account control agreement for the benefit of the Administrative Agent and the First Lien Administrative Agent on terms and conditions reasonably acceptable to the Administrative Agent.

“Principal Office” means the main banking office of the Administrative Agent in Boston, Massachusetts, or such other banking office as may be designated by the Administrative Agent from time to time.

“Prior Security Interest” means a valid and enforceable perfected first-priority (subject to the Intercreditor Agreement) security interest in and to the Collateral that is subject only to Permitted Liens which Permitted Liens shall only be permitted to have first-priority if such first-priority is granted by operation of applicable Law. It being understood that until the Discharge of the First Lien Obligations (as such terms are defined in the Intercreditor Agreement), the Prior Security Interest is subject to and subordinated to the Prior Security Interest (as defined in the First Lien Credit Agreement) of the First Lien Administrative Agent to the extent provided in the Intercreditor Agreement.

“Pro Forma Basis” means, with respect to any calculation for any period, a determination of such calculation on a pro forma basis, calculated in accordance with GAAP, after giving effect to all Permitted Acquisitions, Permitted Joint Venture Investments, Dispositions and Restricted Payments made by the Loan Parties during such period, as if such Permitted Acquisitions, such Permitted Joint Venture Investments, such Dispositions and such Restricted Payments had occurred at the beginning of such period (such pro forma effect to be determined (i) in good faith by a Compliance Officer of the Borrower, (ii) in connection with any Permitted Acquisition or Disposition, reflecting adjustments for cost savings reasonably expected by the Borrower to be realized by the Borrower in connection therewith to the extent that such cost savings are factually supportable and have been realized or are reasonably expected by the Borrower to be realized within 365 days following such Permitted Acquisition or Disposition, as applicable; provided that, (A) the Borrower shall have delivered to the Administrative Agent a certificate of a Compliance Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such cost savings meet the requirements set forth herein, together with reasonably detailed evidence in support thereof substantially in the form, and (B) if any cost savings included in any pro forma calculations based on the expectation by the Borrower that such cost savings will be realized within 365 days following such Permitted Acquisition or Disposition, as applicable, shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations in respect of such Permitted Acquisition or Disposition, as applicable, shall not reflect such cost savings, and (iii) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA, except (A) for Permitted Acquisitions and Dispositions, as contemplated by the immediately preceding clause (ii) and (B) with respect to Restricted Payments, with the consent of the Administrative Agent).

“Pro Rata Share” means, as of any date of determination, if any Term Loan Commitments remain in effect, the proportion that a Lender’s unused Term Loan Commitments bears to the aggregate amount of Term Loan Commitments of all of the Lenders as of such date, or (ii) if the Term Loan Commitments have been terminated or have expired, the proportion that the outstanding principal amount of a Lender’s Term Loans as of such date bears to the aggregate principal amount of all outstanding Term Loans as of such date.

“Protective Overadvance” has the meaning specified in Section 2.1(b).

“PUC” means any state, provincial or other local public utility commission, local franchising authority, or similar regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Communications or IT System (and its related facilities) or over Persons who own, construct or operate a Communications or IT System, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Laws” means all relevant rules, regulations, and published policies of, and all Laws administered by, any PUC asserting jurisdiction over any Loan Party or its Subsidiaries.

“Purchase Money Security Interest” means Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

“Quintillion JV” means ACS-Quintillion JV, LLC, an Alaska limited liability company.

“Real Estate Deliverables” shall mean the deliverables described in clauses (A) through (E) of Section 4.1(a)(xvii).

“Recipient” means (a) the Administrative Agent, and (b) any Lender, as applicable.

“Register” has the meaning specified in Section 11.7(c).

“Related Agreements” has the meaning specified in Section 12.3(a).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Replacement Parent Note Documents” means the indenture and other agreements under which the Replacement Parent Notes are issued and all other instruments, agreements and other documents evidencing or governing the Replacement Parent Notes or providing for any Guarantee or other right in respect thereof.

“Replacement Parent Notes” means notes issued by the Parent pursuant to the Replacement Parent Note Documents from time to time after the Closing Date (a) that bear interest at a rate not in excess of the then applicable market interest rate for Indebtedness of such type for similarly situated borrowers, (b) that have a final maturity date that is not earlier than December 31, 2020, (c) that contain terms of subordination no less favorable to the Lenders than the subordination terms contained in the Existing Parent Note Documents, (c) that contain terms and conditions substantially similar and, in any event, no less favorable to the Administrative Agent and the Lenders taken as a whole, to the terms and conditions reflected in Existing Parent Note Documentation in effect on the Closing Date, and (d) the proceeds of which are applied solely to the purchase, redemption, repayment or other satisfaction of the Existing Parent Notes and expenses related thereto in accordance with the terms of this Agreement.

“Required Lenders” means, at any time, at least two non-Affiliate Lenders having Term Loans representing more than 50% of the Term Loans of all Lenders; provided that, if there is only one Lender, such sole Lender may constitute Required Lenders.

“Restricted Payment” means:

(a) any dividend or other distribution, direct or indirect, on account of any capital stock or other equity interest in any Loan Party or any of its respective Subsidiaries, including any ownership interest and any shares of any class of stock or other equity interest of any Loan Party or any of its respective Subsidiaries now or hereafter outstanding;

(b) any redemption, repurchase, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any capital stock or other equity interest in any Loan Party or any of its respective Subsidiaries, including any ownership interest and any shares of any class of stock or other equity interest of any Loan Party or any of its respective Subsidiaries now or hereafter outstanding;

(c) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subject to subordination provisions as to payment (for the avoidance of doubt, the Obligations are excluded from this clause (c)) for the benefit of the Administrative Agent and the Lenders (whether as a specified beneficiary or successor in interest or by general application of subordination provisions for the benefit of certain types of Indebtedness or creditors); and

(d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any equity interest in any Loan Party or any of its respective Subsidiaries, including any ownership interest and shares of any class of stock of any Loan Party or any of its respective Subsidiaries now or hereafter outstanding.

“Sanctioned Country” means, at any time, a country, territory or sector that is, or whose government is, the subject or target of any Sanctions or that is, or whose government is, the subject of any list-based or territorial or sectorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person that is otherwise subject to any Sanctions, or (d) any Person, directly or indirectly, 50% or more in the aggregate owned by, otherwise controlled by, or acting for the benefit or on behalf of, any Person or Persons described in clause (a), (b) or (c) of this definition.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority.

“SBA” means the U.S. Small Business Administration.

“SBIC Act” means the Small Business Investment Act of 1958, as amended, and the rules and regulations promulgated thereunder.

“SBIC Charges” has the meaning specified in Section 2.4(d).

“SBA Documents” means (i) the SBIC Side Letter, (ii) the SBA Forms, and (iii) any corresponding or comparable documents entered into between any Loan Party and any Lender with respect to matters related to the SBA.

“SBA Forms” means, collectively, SBA Forms 480, 652 and 1031, together with any other forms and certificates required by the SBA related to the Term Loans.

“SBIC Lender” means any Lender subject to the SBA Act. As of the Closing Date, the only SBIC Lender is Crystal Financial SBIC LP, a Delaware limited partnership.

“SBIC Maximum Rate” has the meaning specified in Section 2.4(d).

“SBIC Side Letter” means that certain side letter agreement, dated as of the Closing Date, by the Borrower in favor of Crystal Financial SBIC LP, a Delaware limited partnership, in respect of certain requirements of the SBA.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Indemnitees, each Related Party or co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.6, and, in each case, their respective successors and permitted assigns.

“Security Agreement” means the Second Lien Pledge and Security Agreement, dated as of the date hereof, by each of the Loan Parties in favor of the Administrative Agent.

“Senior Indebtedness” means, without duplication, all Indebtedness of the Parent and its Subsidiaries determined on a Consolidated basis other than pursuant to any Parent Note.

“Senior Leverage Ratio” means, as of the end of any date of determination, the ratio of (a) all Senior Indebtedness as of such date to (b) Consolidated EBITDA (determined on a Pro Forma Basis) for the consecutive four (4) fiscal quarters ending as of such date or most recently ended.

“Solvency Certificate” means the certificate of the Loan Parties in the form of Exhibit F hereto.

“Solvent” means, with respect to any Person on any date of determination, taking into account any and all rights of reimbursement, contribution or similar right available to such Person from other Persons, that on such date:

(a) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person,

(b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured,

(c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business,

(d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and

(e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard & Poor’s” means Standard & Poor’s Ratings Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities and debt.

“Subsidiary” of any Person at any time means any corporation, trust, partnership, any limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency that does or may suspend or dilute the voting rights) is at such time owned, or the management of which is controlled, directly or indirectly through one or more intermediaries, or both, by such Person or one or more of such Person’s Subsidiaries, or (b) that is directly or indirectly controlled by such Person or one or more of such Person’s Subsidiaries; provided, however, with the exception of the financial reporting requirements and financial covenant calculations, Quintillion JV shall be treated as an Affiliate for purposes of this Agreement but not as a Subsidiary unless clause (a) of this definition is satisfied.

“Subsidiary Equity Interests” has the meaning specified in Section 5.6.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, for tax purposes or otherwise upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Compliance Certificate” means a tax certificate substantially in the form of Exhibit G hereto, prepared and delivered in accordance with Section 3.2(g).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means collectively and “Term Loans” means separately all Term Loans or any Term Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1.

“Term Loan Commitment” means, as to any Lender on the Closing Date, the amount set forth opposite its name on Part 1 of Schedule 1.1(B), as such commitment is thereafter reduced by the single advance on the Term Loans or the termination thereof upon the single advance and “Term Loan Commitments” means the aggregate Term Loan Commitments of all of the Lenders. As of the Closing Date (before giving effect to the Term Loans to be advanced hereunder), the aggregate amount of the Term Loan Commitments of all Lenders is $25,000,000.

“Term Loan Facility” means the Term Loan facility established pursuant to Section 2.1.

“Threshold Amount” means $2,875,000.

“UCC” has the meaning set forth in the Security Agreement, subject to the rules of construction set forth in Section 1.2 of the Security Agreement.

“Unfunded Liability” means, (a) for a Company Pension Plan other than a Multiemployer Plan, any excess of the Company Pension Plan’s funding target under Section 430(d) of the Code or Section 303(d) of ERISA over the value of the Company Pension Plan’s assets, determined in accordance with Section 430(d)(2)(A) of the Code or Section 303(d)(2)(A) of ERISA for the applicable plan year, (b) for a Multiemployer Plan, any excess of the Multiemployer Plan’s current liability under Section 431(c)(6) of the Code or Section 304(c)(6) of ERISA over the value of the Multiemployer Plan’s assets determined in accordance with Section 431(c)(2) of the Code or Section 304(c)(2) of ERISA, and (c) for a Welfare Benefit Plan, the present value (determined using actuarial and other assumptions that are reasonable with respect to the benefits provided and the employees participating) of the liability of each Loan Party and each ERISA Affiliate for post-retirement benefits other than pensions, net of all assets under all such Welfare Benefit Plans allocable to such benefits, determined in accordance with Financial Accounting Standard 106 (as amended).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Welfare Benefit Plan” means a Plan which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA.

“Wireless Disposition” means the transactions contemplated by the Purchase and Sale Agreement dated as of December 4, 2014, by and among the Parent, ACS Wireless, Inc., an Alaska corporation, GCI Communication Corp., an Alaska corporation, GCI Wireless Holdings, LLC, an Alaska limited liability company (“GCI Wireless”), The Alaska Wireless Network, LLC, a Delaware limited liability company, and General Communication, Inc., an Alaska corporation.

“Withholding Agent” means (a) the Borrower or any other Loan Party and (b) the Administrative Agent.

1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other

Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, extended, modified, supplemented, replaced, substituted for, superseded, renewed, refinanced, refunded, reaffirmed or restated at any time and from time to time; (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (i) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; (j) any pronoun shall include the corresponding masculine, feminine and neuter terms; (k) reference to any Law shall refer to such Law as amended, modified, supplemented, renewed, or extended from time to time and to any successor or replacement Law promulgated thereunder or substantially related thereto; (l) reference to any Governmental Authority includes any similar or successor Governmental Authority; (m) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (n) unless otherwise specified, all references herein to times of day shall be references to Denver, Colorado time.

1.3 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial ratios and other financial covenants) and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), applied on a consistent basis and, except as expressly provided herein, in a manner consistent with that used in preparing audited financial statements in accordance with Section 6.1(c) and all accounting or financial terms have the meanings ascribed to such terms by GAAP. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Article VIII, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent, but would allow compliance to be determined in accordance with the Borrower’s financial statements for periods after the change, provided that until so amended the financial covenants shall continue to be computed in accordance with GAAP prior to the change. Despite the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein,:

(a) Indebtedness of any Loan Party and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) any lease that was or would have been classified as an operating lease as of the Closing Date pursuant to GAAP will be classified as an operating lease, regardless of any change in GAAP after the Closing Date that would reclassify such lease as a Capital Lease and

(c) any amount received from federal or Alaska Universal Service Funds will be includable in Consolidated net income (or loss) of the Parent and its Subsidiaries regardless of how that amount would be classified for GAAP purposes; for purposes of this clause (c), “Universal Service Funds” includes all support disbursed pursuant to:

(i) 47 C.F.R. § Part 54 or any successor or other provisions created after the Closing Date to provide universal service support for telecommunications services in rural, insular or high cost areas, as defined by the FCC; and

(ii) any Alaska program which provides corresponding, similar, or complementary support.

1.4 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 Reserved.

1.6 Covenant Compliance Generally. For purposes of determining compliance under Article VIII, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated net income in the most recent annual financial statements of the Parent and its Subsidiaries delivered pursuant to Section 6.1(c). Notwithstanding the foregoing, for purposes of determining compliance with Article VII, with respect to any covenant with respect to the amount of Indebtedness or investment in a currency other than Dollars, no breach of any basket contained therein shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment is incurred; provided, that for the avoidance of doubt, the result of any changes in rates of exchange occurring after the time such Indebtedness or investment is incurred shall otherwise apply in all other cases, including determining whether any additional Indebtedness or investment may be incurred at any time in accordance with Article VII and for purposes of calculating financial ratios in accordance with Article VIII.

1.7 Administration of Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any comparable or successor rate thereto.

1.8 Holidays. Whenever payment of a Term Loan to be made or taken hereunder shall be due on a day that is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 2.5) and such extension of time shall be included in computing interest and fees, except that the Term Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Term Loans) shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

II. SECOND LIEN CREDIT FACILITY

2.1 Term Loans.

(a) Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Lender severally agrees to make Term Loans to the Borrower on the Closing Date in a single advance the amount of $25,000,000 in the aggregate. Any portion of the Term Loan Commitments not drawn on the Closing Date shall automatically terminate on the Closing Date. The request by the Borrower for the Term Loans shall be deemed to be a representation by the Borrower that it shall be in compliance with Article IV both before and after giving effect to the requested Term Loans.

(b) Protective Overadvances. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent may require the Lenders to make advances (each, a “Protective Overadvance”) so long as the Administrative Agent deems, in its reasonable discretion, such Protective Overadvance necessary or desirable to preserve or protect any Collateral, or to enhance the collectability or repayment of Obligations, or to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses. If a Protective Overadvance is made pursuant to the preceding sentence, then each Lender shall be bound to make such Protective Overadvance based upon its Pro Rata Share. All Protective Overadvances shall (i) bear interest at the Default Rate, (ii) be due and payable upon demand of the Administrative Agent or of the Required Lenders, and (iii) constitute Obligations hereunder and be secured by the Collateral. Any Protective Overadvances made under this clause (b) shall be made by the Administrative Agent as determined by the Administrative Agent in its reasonable discretion. Notwithstanding anything to the contrary contained in this Section 2.1(b), Administrative Agent may not make a Protective Advance for the purpose of paying in part, paying in full the Loan Parties’ obligations under of the First Lien Credit Facility or purchasing all or any portion of the First Lien Credit Facility from the lenders thereunder.

(c) Nature of Lenders’ Obligations with Respect to Term Loans. The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make the Term Loans after the initial credit extension on the Closing Date. The Term Loan Commitments are not revolving commitments, and the Borrower shall not have the right to repay and reborrow under Section 2.1.

(d) Repayment of Term Loans. Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Term Loans shall be due and payable in full in cash on the Maturity Date.

(e) Agreed Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) on or before 11:00 a.m. on December 29, 2017, request that the Administrative Agent and the Lenders extend the Final Termination Date to March 3, 2020 (any such extension, an “Agreed Extension”). The Administrative Agent and each Lender hereby agrees to extend the Final Termination Date as set forth above, at the request of the Borrower, subject to the satisfaction of the following conditions (as determined by the Administrative Agent in its reasonable discretion) as of the date of such Agreed Extension:

(i) the aggregate principal amount of Existing Parent Notes then outstanding shall be equal to or less than $30,000,000,

(ii) except with respect to the Existing Parent Notes then outstanding (subject to the cap described in clause (i) above), no Parent Notes shall have a maturity date prior to December 31, 2020,

(iii) at least five (5) Business Days preceding the date of such Agreed Extension, the Borrower shall have deposited, or maintained on deposit, in the Full Dominion Account funds equal to not less than 103% of the sum of (a) the aggregate principal amount of all Existing Parent Notes then outstanding, (b) the aggregate accrued and unpaid interest on such Existing Parent Notes as of such date and (c) the aggregate amount of interest that will accrue on such Existing Parent Notes on or before the Existing Parent Note Maturity Date; provided, however, that if all or any portion of the funds in the Full Dominion Account are held as Cash Equivalents pursuant to Section 13.1(c) of the First Lien Credit Agreement, the Borrower shall have deposited, or maintained on deposit, funds equal to not less than 105% of such sum,

(iv) all Parent Notes then outstanding shall have been issued on (x) terms of subordination no less favorable to the Lenders than the subordination terms contained in the Existing Parent Note Documents, (y) that bear interest at a rate not in excess of the then applicable market interest rate for Indebtedness of such type for similarly situated borrowers and (z) terms and conditions substantially similar and, in any event, no less favorable to the Administrative Agent and the Lenders taken as a whole, to the terms and conditions reflected in Existing Parent Note Documents in effect on the Closing Date, provided that the Parent Notes need not contain any features involving a conversion to equity,

(v) after giving effect to such Agreed Extension, the Loan Parties shall be in compliance with the covenants set forth in Article VIII, calculated on a Pro Forma Basis as of the last day of the most recent fiscal quarter of the Parent for which financial statements have been delivered,

(vi) no Default or Event of Default shall then exist or be caused by such Agreed Extension,

(vii) all representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects, except that such representations and warranties that are qualified in this Agreement by reference to materiality or a Material Adverse Change shall be true and correct in all respects on the date of such Agreed Extension after giving effect thereto (or, if such representation or warranty makes reference to an earlier date, as of such earlier date),

(viii) (x) the Loan Parties shall have: (A) a Liquidity Balance of not less than $20,000,000 on the date of such Agreed Extension and (B) an average Liquidity Balance over the thirty (30) consecutive calendar days immediately preceding the date of such Agreed Extension of not less than $25,000,000, and (y) to the extent and only in the event that the First Lien Credit Facilities are then outstanding, after giving effect to such Agreed Extension, the Borrower shall have confirmed in writing to the Administrative Agent that the Extension Conditions (as defined in the First Lien Credit Agreement) have been satisfied and that the Final Termination Date (as defined in the First Lien Credit Agreement) has been, or concurrent with the Agreed Extension will be, extended to no earlier than June 30, 2020,

(ix) the Administrative Agent shall have received a duly completed, executed Solvency Certificate signed by a Compliance Officer of each of the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent and accompanied by such supporting documentation as the Administrative Agent shall reasonably request, and

(x) the Administrative Agent shall have received a certificate executed by a Compliance Officer of the Borrower, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and accompanied by such supporting documentation as the Administrative Agent shall reasonably request, certifying (and showing the calculations thereof to the extent applicable) as to the satisfaction of the conditions set forth in this Section 2.1(e) (collectively, the “Extension Conditions”).

2.2 Reserved.

2.3 Reserved.

2.4 Interest Rate Provisions.

(a) The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Term Loans at a rate equal to LIBOR plus eight and one half percent (8.50%). If at any time the designated rate applicable to the Term Loans made by any Lender exceeds the Maximum Rate, the rate of interest on such Lender’s Term Loan shall be limited to such Lender’s Maximum Rate. Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. Interest and fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed (which results in more interest or fees, as the case may be, being paid than if calculated on the basis of a 365-day year). The date of payment of any Term Loan shall be excluded from the calculation of interest; provided, if a Term Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(b) Interest on the Term Loans shall be paid in cash in arrears on each Interest Payment Date. Interest shall also be paid in cash on the date of any payment or prepayment of the Term Loans (on the amount so paid or prepaid) and on the Maturity Date.

(c) To the extent permitted by Law, immediately upon the occurrence and during the continuation of an Event of Default under clause (a) or (l) of Section 9.1, or immediately after written demand by the Required Lenders to the Administrative Agent after the occurrence and during the continuation of any other Event of Default, then the principal amount of all Obligations shall bear interest at the Default Rate. The Borrower acknowledges that the increase in rates referred to in this Section 2.4(c) reflects, among other things, the fact that such Term Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Administrative Agent.

(d) In addition, notwithstanding anything herein to the contrary, with respect to Term Loans held by the SBIC Lender, if at any time any amount that would be charged (collectively, the “SBIC Charges”), shall exceed the maximum amount (the “SBIC Maximum Rate”) which may be received by a SBIC Lender holding such Term Loan in accordance with the SBIC Act, the rate of interest, fees, charges or other amounts payable to any SBIC Lender in respect of such Term Loan hereunder, together with all SBIC Charges payable in respect thereof, shall be limited to the SBIC Maximum Rate.

2.5 Reserved.

2.6 Reserved.

2.7 Fees.

(a) Fee Letter. The Borrower shall pay to the Administrative Agent for its own account or for the account of any other Person entitled thereto (as applicable), in Dollars, fees in the amounts and at the times specified in the Fee Letter.

(b) Prepayment Premium.

(i) In the event that, at any time prior to the second anniversary of the Closing Date, the Borrower prepays, or is required to prepay, the Term Loans in whole or in part,

including, without limitation, as a result of an acceleration of the Obligations after the occurrence of an Event of Default or as a result of any refinancing of the Obligations, then, on the effective date of such prepayment, the Borrower shall pay a prepayment fee (the “Prepayment Premium”) to the Administrative Agent, for the ratable benefit of the Lenders, in an amount equal to (A) at any time prior to the first anniversary of the Closing Date, two percent (2.00%) of the amount of the Term Loans so prepaid or required to be prepaid, and (B) at any time on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, one percent (1.00%) of the amount of the Term Loans so prepaid or required to be prepaid.

(ii) All parties to this Agreement agree and acknowledge that the Lenders will have suffered damages on account of the prepayment of any portion of the Term Loans and that, in view of the difficulty in ascertaining the amount of such damages, the Prepayment Premium with respect to the amount of Term Loans so prepaid constitutes reasonable compensation and liquidated damages to compensate the Lenders on account thereof. The Prepayment Premium shall be earned and due and payable upon the occurrence of the Payment in Full of the Obligations or the earlier of the date any prepayment is made or is required to be made, as applicable.

(i) Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated for any reason, including because of default or the commencement of any insolvency proceeding or other proceeding pursuant to any Debtor Relief Laws (including acceleration by operation of law or otherwise), the Prepayment Premium if any, determined as of the date of acceleration will be due and payable as though the Obligations were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Loan Parties agree that payment of any Prepayment Premium due hereunder is reasonable under the circumstances currently existing. The Prepayment Premium, if any, shall also be payable in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), agreement or deed in lieu of foreclosure or by any other means. TO THE FULLEST EXTENT PERMITTED BY LAW, THE LOAN PARTIES EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS OR PURSUANT TO A PLAN OF REORGANIZATION. The Loan Parties expressly agree that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Loan Parties expressly acknowledge that their agreement to pay the Prepayment Premium to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Term Loans.

2.8 Loan Account; Notes.

(a) The Administrative Agent, on behalf of the Lenders, shall record on its books and records the amount of the Term Loans, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Administrative

Agent shall deliver to the Borrower, at the reasonable request of the Borrower, a loan statement setting forth such record for the period so requested. Such record shall, absent manifest error, be conclusive evidence of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Term Note) to pay any amount owing with respect to the Term Loans or provide the basis for any claim against the Administrative Agent or any Lender.

(b) The obligation of the Borrower to repay the aggregate unpaid principal amount of the Term Loans made to it by each Lender, together with interest thereon, shall, at the request of the applicable Lender, be evidenced by a Note, dated the Closing Date or the date of such request, as applicable, payable to the order of such Lender in a face amount equal to the Term Loan Commitment of such Lender. The Borrower hereby unconditionally promises to pay, to the order of each of the Lenders and the Administrative Agent, as applicable, the Term Loans and other Obligations as provided in this Agreement and the other Loan Documents. The Borrower acknowledges that it is obligated and fully liable for the amount due under this Agreement and the other Loan Documents. The Lenders or any subsequent holder of the Term Loans and other Obligations has the right to sue hereon and obtain a judgment against the Borrower for satisfaction of the amount due, either before or after a judicial foreclosure of any Mortgage under Alaska Stat. Sec. 09.45.170-09.45.220.

2.9 Reserved.

2.10 Payments.

(a) Payments Generally. All payments and prepayments to be made in respect of principal, interest, other fees referred to in Section 2.7 or other fees or amounts due from the Borrower hereunder shall be payable prior to 2:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Lenders to which they are owed, in each case in Dollars and in immediately available funds. The Administrative Agent shall promptly distribute such amounts to each applicable Lender in immediately available funds. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Term Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

(b) Application of Payments.

(i) Subject to Section 2.10(b)(ii) and subject to the Intercreditor Agreement, all payments, as applicable) received by the Administrative Agent and the Lenders in respect of any Obligation shall be applied to the Obligations as follows:

(A) first, to the payment of any Protective Overadvance funded by the Administrative Agent or any Lender;

(B) second, to payment of interest, fees (including, without limitation, any Prepayment Premium), costs and expenses and any other amounts then due and payable by the Loan Parties under this Agreement and the other Loan Documents;

(C) third, to payment of the principal of the Term Loans; and

(D) fourth, to the account of Borrower.

In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its Pro Rata Share of amounts available to be applied.

(ii) Notwithstanding any provision herein to the contrary and subject, in any event, to the Intercreditor Agreement, (A) during the continuance of an Event of Default, the Administrative Agent may, and shall upon the direction of Required Lenders, apply any and all payments received by the Administrative Agent and the Lenders in respect of any Obligation in accordance with clauses first through sixth below, and (B) without limiting the foregoing, all amounts collected or received by the Administrative Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

(A) first, to the payment of any Protective Overadvance funded by the Administrative Agent or any Lender and to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;;

(B) second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article X), ratably among them in proportion to the amounts described in this clause Second payable to them;

(C) third, to payment of all accrued unpaid interest on the Obligations and fees (including, without limitation, any Prepayment Premium) owed to the Administrative Agent and the Lenders;

(D) fourth, to payment of principal of the Term Loans;

(E) fifth, to payment of any other amounts owing constituting Obligations; and

(F) sixth, any remainder shall be for the account of the Borrower.

In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its Pro Rata Share of amounts available to be applied.

(c) Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.11 Reserved.

2.12 Voluntary Prepayments.

(a) Right to Prepay. Subject to the terms of the Intercreditor Agreement and the First Lien Credit Agreement (but without regard to any amendment to any provision of the Intercreditor Agreement that would further restrict the ability of the Borrower to repay of the Term Loans, unless such amendment is agreed to in writing by the Borrower), the Borrower shall have the right at its option from time to time to prepay the Term Loans in whole or part without premium or penalty (except as provided in Sections 2.7(b), 11.3 and 3.1). Whenever the Borrower desires to prepay any part of the Term Loans, it shall provide a prepayment notice to the Administrative Agent by 11:00 a.m. at least two (2) Business Days prior to the date of prepayment setting forth (x) the Business Day, on which the proposed prepayment is to be made, and (y) the total principal amount of such prepayment.

All prepayment notices shall be irrevocable. The principal amount of the Term Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Any prepayment hereunder shall include all interest and fees due and payable with respect to the Term Loans being prepaid (including the Prepayment Premium). Together with each prepayment under this Section 2.12, the Borrower shall pay the Prepayment Premium (if any Prepayment Premium is due under Section 2.7(b)).

Notwithstanding the foregoing, any prepayment notice delivered in connection with any proposed refinancing of the Second Lien Credit Facility may be, if expressly so stated in the applicable prepayment notice, contingent upon the consummation of such refinancing, and (x) the repayment date therefor may be amended from time to time by notice from the Borrower to the Administrative Agent and/or (y) such prepayment notice may be revoked by the Borrower in the event such refinancing is not consummated.

2.13 Mandatory Prepayments.

(a) Reserved.

(b) Disposition of Assets. Immediately upon the receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds from any Disposition not expressly permitted by clauses (a) through (j) of Section 7.8, the Borrower shall prepay, or cause such other Loan Party or Subsidiary to prepay, Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Disposition; provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower shall not be required to prepay the Obligations with such Net Cash Proceeds:

(i) to the extent such Net Cash Proceeds, together with all other such Net Cash Proceeds for Dispositions, does not exceeds $5,000,000 in the aggregate for such fiscal year or

(ii) such Net Cash Proceeds are reinvested in productive assets (other than inventory) of a kind then used or usable in the business of any Loan Party or such Subsidiary, within one (1) year of the receipt thereof.

All such proceeds shall be paid and applied in accordance with Section 2.13(h). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of the Disposition giving rise to such prepayment obligation.

(c) Casualty Events. Immediately upon the receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds of any Casualty Event or series of related Casualty Events affecting any property of any Loan Party, the Borrower shall prepay, or cause such other Loan Party or Subsidiary thereof to prepay, Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Casualty Event(s); provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower shall not be required to prepay the Obligations with such Net Cash Proceeds:

(i) to the extent such Net Cash Proceeds, together with all other such Net Cash Proceeds for Casualty Event(s), does not exceeds $5,000,000 in the aggregate for such fiscal year or

(ii) such Net Cash Proceeds are used for repairs to or replacements of the property subject to such Casualty Event or reinvested in productive assets (other than inventory unless such Net Cash Proceeds result from a Casualty Event with respect to inventory) of a kind then used or usable in the business of any Loan Party or such Subsidiary, within one (1) year of the receipt thereof.

All such proceeds shall be paid and applied in accordance with Section 2.13(h). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of such Casualty Event(s) giving rise to such prepayment obligation.

(d) Equity Issuances. Immediately upon receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds from any Equity Issuance, other than Equity Issuances expressly permitted under Section 7.13(a), (b), (c) or (e), the Borrower shall prepay, or cause such other Loan Party or Subsidiary to prepay, Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Equity Issuance. All such proceeds shall be paid and applied in accordance with Section 2.13(h). Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of such Equity Issuance giving rise to such prepayment obligation.

(e) Debt Incurrence. Immediately upon the receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds of any Debt Incurrence, other than a Debt Incurrence permitted under Section 7.1, the Borrower shall prepay, or cause such other Loan Party or Subsidiary thereof to prepay, Obligations in an amount equal to 100% of the amount of such Net Cash Proceeds. All such proceeds shall be paid and applied in accordance with Section 2.13(h). Notwithstanding anything herein to the contrary, any such prepayment shall not constitute or be deemed to be a cure of any Default or Event of Default arising as a result of such Debt Incurrence.

(f) Excess Cash Flow. Within five (5) Business Days of delivery of the Borrower’s annual audited financial statements pursuant to Section 6.1 for the fiscal year ending December 31, 2016 and for each fiscal year ending thereafter during the term hereof but in any event no later than one hundred twenty (120) days after the end of each year during the term hereof, the Borrower shall prepay Obligations as follows in an aggregate amount equal to 50% of Excess Cash Flow for the immediately preceding fiscal year (each a “Mandatory Prepayment of Excess Cash Flow”); provided however, that should the Net Total Leverage Ratio on the last day of such fiscal year be less than 3.00 to 1.00, such percentage shall be reduced to 25%. All such proceeds shall be paid and applied in accordance with Section 2.13(h).

(g) SBA Matters. Upon the request of the Administrative Agent or any SBIC Lender, the Borrower shall repay the Obligations in full (including any Prepayment Premium), in immediately available funds, in the event that the Borrower or any of its Subsidiaries (or any other Loan Party) changes the nature of its business within one (1) year after the Closing Date in a manner that would cause the Administrative Agent or any SBIC Lender to have provided funds to the Borrower pursuant to this Agreement in violation of 13 C.F.R. §§107.700-107.760 (as amended from time to time); provided, however, that in the event that the Loan Parties or any of their Subsidiaries can demonstrate to the reasonable satisfaction of the Administrative Agent and such SBIC Lender that the change in the nature of its business was caused by an unforeseen change in circumstances and was not contemplated as of the Closing Date, then the Administrative Agent or such SBIC Lender shall request that the SBA approve the retention by the Administrative Agent or such SBIC Lender of its Note and investment and, if the SBA approves such request, the Borrower shall not be required to make any payment pursuant to this Section 2.13(g).

(h) Application Among Obligations. All prepayments pursuant to this Section 2.13 shall be applied as provided in Section 2.10(b) and shall, for the avoidance of doubt, be subject to the Intercreditor Agreement, Section 2.13(i) and Section 7.16 of the First Lien Credit Agreement.

(i) Mandatory Prepayment under the First Lien Credit Agreement. Notwithstanding anything to the contrary set forth in this Section 2.13, until the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement) shall have occurred, no mandatory prepayment of the Obligations that would have otherwise been required under Section 2.13(b) through 2.13(g) shall be required to be made. For the avoidance of doubt, any mandatory prepayment made by Borrower to the First Lien Administrative Agent or First Lien Lenders pursuant to the terms of the First Lien Credit Agreement with respect to Sections 2.13(b) through 2.13(f) shall be deemed to satisfy any similar mandatory prepayment requirement under this Agreement.

(j) No Implied Consent. Provisions contained in this Section 2.13 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations greater than its pro-rata share of the amount such Lender is entitled hereunder, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other Obligations owing them, provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest or other amounts except as required by Law, to be paid by the Lender or the holder making such purchase; and

(b) the provisions of this Section 2.14 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

2.15 Reserved.

2.16 Reserved.

III. INCREASED COSTS; TAXES; ILLEGALITY; INDEMNITY

3.1 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (including any Capital Adequacy Regulation);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any,

regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in this Section 3.1 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.2 Taxes.

(a) Interpretation. For purposes of this Section 3.2, the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby agree to, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.2(e) below. If any Loan Party is required to indemnify the Administrative Agent pursuant to the immediately prior sentence for any amount which a Lender for any reason failed to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.2(e)(ii) or (iii) below, such Lender shall indemnify such Loan Party for such amount.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(g)(ii)(A), (g)(ii)(B) and (g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a Tax Compliance Certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.3 Reserved.

3.4 Reserved.

3.5 Reserved.

3.6 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, then such

Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a) above or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.7;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.7 Survival. Each party’s obligations under this Article III shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the Payment in Full of the Obligations.

IV. CONDITIONS OF LENDING

4.1 Closing Date. The obligation of each Lender to advance the Term Loans hereunder on the Closing Date is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Term Loans and to the satisfaction of the following further conditions on or before the Closing Date:

(a) Deliveries. The Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent and, if applicable, its counsel:

(i) a certificate of the Borrower signed by a Compliance Officer of the Borrower, dated as of the Closing Date stating that (a) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct, (b) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (c) no Event of Default or Default exists, (d) there has occurred no material adverse change either (y) in the business, properties, assets, condition (financial or otherwise) or prospects of the Loan Parties and their respective Subsidiaries, taken as a whole or (z) in the facts and information regarding the Loan Parties and their respective Subsidiaries as represented to the Administrative Agent and the Lenders up to the Closing Date, taken as a whole, (e) each of the Loan Parties has satisfied each of the closing conditions required to be satisfied by it hereunder, (f) attached thereto is a true, correct and complete copy of the ACS Cable Seller Note Documentation and the Existing Parent Note Documentation as in effect on the Closing Date; (g) the Existing Parent Note Documentation has not been modified since May 7, 2015; (h) after giving effect to the funding of the Term Loans, the initial credit extension under the First Lien Credit Facilities, and the payment of all fees and costs under Section 4.1(b), (x) the Liquidity Balance of the Loan Parties plus (y) all unrestricted cash on deposit in the Full Dominion Account on the Closing Date shall not be less than $40,000,000 (reduced by fees and expenses incurred by the Loan Parties in connection with the closing of the Credit Facilities and the other transactions contemplated on the Closing Date); and (i) attached thereto is a true, correct and complete copy of the First Lien Loan Documents;

(ii) a certificate dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its Organizational Documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office (if so filed or required to be so filed) together with certificates from the appropriate state officials as to the continued existence and good standing or existence (as applicable) of each Loan Party in each state where organized or qualified to do business;

(iii) evidence that there is no action, suit, proceeding or investigation pending against, or threatened in writing against, any Loan Party or any Subsidiary of any Loan Party or any of their respective properties, including the Licenses, in any court or before any arbitrator of any kind or before or by any other Governmental Authority (including the FCC and any applicable PUC) that would reasonably be expected to result in a Material Adverse Change;

(iv) this Agreement, the Intercreditor Agreement and each of the other Loan Documents signed by an Authorized Officer and all appropriate financing statements and evidence that the First Lien Administrative Agent has received appropriate stock powers and certificates evidencing the pledged Collateral and all other original items required to be delivered pursuant to any of the Collateral Documents;

(v) customary written opinions of counsel for the Loan Parties, duly executed (including any local counsel required by the Administrative Agent), dated as of the Closing Date;

(vi) evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto naming the Administrative Agent as additional insured, mortgagee and lender loss payee, as applicable;

(vii) a duly completed Compliance Certificate setting forth the calculation, calculated on a pro forma basis for the four fiscal quarters ending September 30, 2015, of the Net Total Leverage Ratio and the Senior Leverage Ratio using Indebtedness and Senior Indebtedness as of the Closing Date after giving effect to the funding of the Term Loan and the initial credit extensions under the First Lien Credit Agreement and signed by a Compliance Officer of the Borrower, and showing compliance with the financial covenants set forth in Sections 8.1 and 8.2;

(viii) each of the SBIC Side Letter, SBA Form 480 and SBA Form 652 duly executed and completed by the Borrower;

(ix) a duly completed, executed Perfection and Diligence Certificate signed by a Compliance Officer of each of the Loan Parties;

(x) a duly completed, executed Solvency Certificate signed by a Compliance Officer of each of the Loan Parties;

(xi) evidence that all material governmental and third-party consents, subordinations or waivers, as applicable, required to effectuate the transactions contemplated hereby have been obtained and are in full force and effect, including any required material permits and authorizations of all applicable Governmental Authorities, including the FCC and all applicable PUCs;

(xii) evidence that the Credit Agreement (the “Existing Credit Facility”) dated October 21, 2010 among the Borrower, the Parent, the several banks and other financial institutions or entities from time to time parties thereto as lender and JPMorgan Chase Bank, as administrative agent, as amended, has been terminated, and all outstanding obligations thereunder have been paid in full and all Liens securing such obligations have been released;

(xiii) a Lien search with respect to the Borrower and each other Loan Party, in scope satisfactory to the Administrative Agent and with results showing no Liens other than Permitted Liens and otherwise satisfactory to the Administrative Agent;

(xiv) true, correct and complete copies of all Material Agreements not already delivered pursuant to another clause of this Section 4.1;

(xv) if requested by the Administrative Agent, an executed landlord agreement from the lessor, warehouse operator or other applicable Person for each leased location with Collateral valued in the aggregate in excess of $1,500,000, subordinating such Person’s Lien in goods stored at that location to the Prior Security Interest of the Administrative Agent and containing such other terms and provisions as the Administrative Agent shall reasonably require;

(xvi) Collateral

(A) evidence that the Loan Parties have effectively and validly pledged and perfected the Collateral contemplated by the Collateral Documents;

(B) evidence that all filings and recordings (including all Mortgages, fixture filings and transmitting utility filings) that are necessary to perfect the Prior Security Interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral described in the Collateral Documents have been filed or recorded in all appropriate locations;

(C) a duly completed, executed account control agreement with respect to all Material Accounts signed by an Authorized Officer of the Borrower and the appropriate depository institutions or other entities holding such Material Accounts;

(xvii) Real Estate Deliverables

(A) a legal description of each parcel of real property constituting Collateral;

(B) to the extent requested by the Administrative Agent in its sole discretion, an ALTA title insurance policy or policies insuring the Administrative Agent, for the benefit of the Secured Parties (including such endorsements as the Administrative Agent may reasonably require), insuring each Mortgage as a valid Lien (subject to the Intercreditor Agreement) upon the property subject to only Permitted Liens which have first priority by operation of law and the Prior Security Interest (as defined in the First Lien Credit Agreement) of the First Lien Administrative Agent to the extent provided in the Intercreditor Agreement, and such other exceptions as are reasonably acceptable to the Administrative Agent; provided that, the amount of insurance under each title insurance policy shall not exceed the lesser of (1) the aggregate assessed current tax value of the encumbered property under the Mortgages corresponding to such title insurance policy and (2) the higher of (a) the aggregate of the Maximum Debt Limits for each Mortgage corresponding to such title insurance policy in a state with a mortgage, transfer or similar tax and (b) 50% of the highest Maximum Debt Limit for any Mortgage corresponding to such title insurance policy in a state without a mortgage, transfer or similar tax;

(C) to the extent requested by the Administrative Agent in its sole discretion, acceptable Phase I Environmental Site Assessments with respect to each of the real properties constituting Collateral, together with such other environmental information as the Administrative Agent may request, including, but not limited to, completed environmental questionnaires in the form provided by the Administrative Agent;

(D) written opinions of counsel for the Loan Parties, duly executed, dated as of the Closing Date, and covering such matters with respect to the Mortgages as may be requested by the Administrative Agent;

(E) evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to:

(1) providing the Administrative Agent with the address and/or GPS coordinates of each structure on any improved real property that will be subject to the Mortgage;

(2) obtaining or providing the following documents: (a) a completed standard “life-of-loan” flood hazard determination form, (b) if the improvement(s) to the improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, and (c) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. mail, or overnight delivery),

(3) to the extent required under Section 6.4(b), obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, together with such endorsements in favor of the Administrative Agent as the Administrative Agent may request;

(xviii) an executed letter from the Borrower with respect to any proceeds of the Term Loans being disbursed to third parties authorizing the Administrative Agent to distribute such proceeds on behalf of the Loan Parties in accordance with the instructions set forth in such letter;

(xix) the audited, consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2014 and such other financial statements, budgets, forecasts and other financial information as to the Loan Parties as the Administrative Agent or any other Lender may have required prior to the Closing Date;

(xx) at least five (5) Business Days prior to the Closing Date, all documentation and other information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions;

(xxi) Reserved.

(xxii) each of the conditions precedent to the effectiveness of the First Lien Credit Agreement shall have been satisfied or shall have been waived in writing by the First Lien Lenders and the Administrative Agent shall have received a copy of each of the First Lien Loan Documents, duly executed by each of the parties thereto and in form and substance satisfactory to the Administrative Agent and the Required Lenders; and

(xxiii) such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

(b) Payment of Fees. The Borrower shall have paid all fees and expenses related to the Credit Facilities and this Agreement and the other Loan Documents payable on or before the Closing Date as required by this Agreement, the Fee Letter or any other Loan Document.

(c) Representations and Warranties. The representations and warranties of the Loan Parties set forth in Article V of this Agreement and the SBIC Side Letter shall then be true and correct, except such representations and warranties that are not qualified in this Agreement by reference to materiality or a Material Adverse Change shall then be true and correct in all material respects as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date)

(d) Event of Default. No Event of Default or Default shall have occurred and be continuing.

V. REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

5.1 Organization and Qualification. Each Loan Party and each Subsidiary of each Loan Party (a) is a corporation, partnership or limited liability company or other entity as identified on Schedule 5.1, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of organization specified on Schedule 5.1, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (c) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 5.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where the failure to be so duly licensed or qualified could not reasonably be expected to result in a Material Adverse Change.

5.2 Compliance With Laws.

(a) Each Loan Party and each Subsidiary of each Loan Party is in compliance with all applicable Laws in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or currently foresees that it will be doing business except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(b) No credit extension or entry into or performance by any Loan Party of the Loan Documents to which it is a party contravenes any Law applicable to such Loan Party or any Subsidiary of any Loan Party or any of the Lenders.

5.3 Title to Properties. Each Loan Party and each Subsidiary of each Loan Party (a) has good and marketable title to or valid leasehold interest in all material properties, assets and other rights that it purports to own or lease or that are reflected as owned or leased on its books and records, and (b) owns or leases all of its properties free and clear of all Liens except Permitted Liens.

5.4 Investment Company Act. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

5.5 Event of Default. No Event of Default or Default exists or is continuing.

5.6 Subsidiaries and Owners. Schedule 5.6 states (a) the name of each of the Parent’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary (the “Subsidiary Equity Interests”) and (b) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (a). Each Loan Party and each Subsidiary of any Loan Party has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien other than Liens securing the Term Loans and the First Lien Indebtedness and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable (or, in the case of a partnership, limited liability company or similar Equity Interest, not subject to any capital call or other additional capital requirement). All of the Parent’s Subsidiaries are Guarantors as of the Closing Date. All of the Parent’s Subsidiaries are Domestic Subsidiaries and no Loan Party or Subsidiary of any Loan Party owns any Equity Interest in any Person who was not organized or formed or who does not existing under the Laws of the United States of America or any state, commonwealth or territory thereof or under the Laws of the District of Columbia.

5.7 Power and Authority; Validity and Binding Effect.

(a) Each Loan Party and each Subsidiary of each Loan Party has the full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

(b) This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party that is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, subject only to limitations on enforceability imposed by (y) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (z) general equitable principles.

5.8 No Conflict; Material Agreements; Consents.

(a) Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organizational Documents of any Loan Party, (ii) any Material Agreement to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or (iii) any applicable Law or any order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its respective property is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under any Material Agreement or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject (other than any First Lien Loan Document). None of the Loan Parties or their Subsidiaries or their respective property is bound by any contractual obligation (including without limitation pursuant to any Material Agreement), or subject to any restriction in any of its Organizational Documents, or any requirement of Law that could reasonably be expected to result in a Material Adverse Change.

(b) No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Law or any agreement (including any Material Agreement) in connection with (i) the execution, delivery and carrying out of this Agreement or the other Loan Documents, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection of the Prior Security Interest of the Administrative Agent and the Secured Parties created under the Collateral Documents (other than the filing of UCC financing statements (including any transmitting utility financing statements), recording of the Mortgages, and filings with the United States Patent and Trademark Office or the United States Copyright Office), or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies of any Secured Party in respect of the Collateral pursuant to the Collateral Documents (except approvals of the FCC or any applicable PUC with respect to any assignment or transfer of control of a License or a Communications or IT System), in each case except those which have been duly obtained on or before the Closing Date, taken, given or made and are in full force and effect. Each of the Loan Parties’ Material Agreements is in full force and effect, and no Loan Party has received any notice of termination, revocation or other cancellation (before any scheduled date of termination) in respect thereof.

5.9 Litigation. There are no actions, suits, proceedings or investigations pending or threatened in writing against any Loan Party or any Subsidiary of any Loan Party or any of their respective properties, including the Licenses, at law or in equity before any Governmental Authority that individually or in the aggregate (i) could reasonably be expected to result in a Material Adverse Change or (ii) purports to affect the legality, validity or enforceability of any Loan Document. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Governmental Authority that could reasonably be expected to result in a Material Adverse Change.

5.10 Financial Statements.

(a) Audited Financial Statements. The audited financial statements delivered on or before the Closing Date in accordance with Section 4.1(a) and thereafter most recently delivered in accordance with Section 6.1(c) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Unaudited Financial Statements. The unaudited financial statements delivered on or before the Closing Date in accordance with Section 4.1(a) and thereafter most recently delivered by the Borrower in accordance with Section 6.1(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Accuracy of Financial Statements. Neither the Parent nor any of its Subsidiaries has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the financial statements referred to in clauses (a) and (b) of this Section 5.10 or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Parent or any Subsidiary of the Parent that could reasonably be expected to result in a Material Adverse Change.

(d) Material Adverse Change. Since December 31, 2014, no Material Adverse Change has occurred.

5.11 Margin Stock. None of the Loan Parties nor any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board). No part of the proceeds of any Term Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or that is inconsistent with the provisions of the regulations of the Board. None of the Loan Parties nor any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

5.12 Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith (other than projections and budgets), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. Any projections or budgets provided by or on behalf of the Loan Parties have been prepared by management in good faith and based on assumptions believed by management to be reasonable at the time the projections or budgets were prepared, it being understood that the projections or budgets as to future events are not to be viewed as fact and that actual results during the period or periods covered by the projections or budgets may differ materially from such projected results. There is no fact known to any Loan Party that materially and adversely affects the business, property, assets, financial condition or results of operations of the Loan Parties, taken as a whole, that has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

5.13 Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges that have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.14 Intellectual Property; Other Rights. Each Loan Party and each Subsidiary of each Loan Party owns, licenses or possesses all the Intellectual Property and all service marks, trade names, domain names, licenses, registrations, franchises, permits and other rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible or actual material conflict with the rights of others.

5.15 Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents constitute and will continue to constitute Prior Security Interests in and to the Collateral. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.

5.16 Insurance.

(a) The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds that are valid and in full force and effect and that provide coverage satisfying or surpassing the requirements set forth in Section 6.4(a).

(b) Each Loan Party, to the extent required under the Flood Laws, has obtained flood insurance for such structures and contents constituting Collateral located in a flood hazard zone pursuant to policies that are valid and in full force and effect and which provide coverage meeting the requirements of Section 6.4(b).

5.17 Employee Benefits Compliance.

(a) Each Plan is in compliance in all material respects with its terms and with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has (i) received the most recently available favorable determination letter from the IRS, or (ii) an application for such a letter is currently being processed by the IRS with respect thereto or there remains time under the Code or applicable IRS guidance in which to request (and make any amendments necessary to obtain) such a letter, or (iii) been adopted by means of a prototype or volume submitter plan document that has received an unrevoked opinion or advisory letter from the IRS on which the plan sponsor is entitled to rely and, to the best knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have satisfied all of their obligations and liabilities with respect to each Plan, in all material respects, and have made all required contributions to each Plan on or before the applicable due date, including contributions to any Company Pension Plan and any Multiemployer Plan that are required by the Plan Funding Rules or the collective bargaining agreement, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Company Pension Plan or Multiemployer Plan.

(b) There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, including any audit, investigation or enforcement action, with respect to any Plan. None of the Loan Parties has engaged in, or is aware of the existence of, a non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(c) (i) No ERISA Event has occurred; and (ii) no Unfunded Liability exists in excess of $5,750,000 determined pursuant to the most recent final actuarial report, taking into account only Company Pension Plans with positive Unfunded Liability.

(d) Each Welfare Benefit Plan can be terminated by a Loan Party or an ERISA Affiliate in its sole discretion without any material liability. No Loan Party or ERISA Affiliate reasonably can be expected to incur any material liability under Section 4980H(a) of the Code, without qualifying for the reduced assessment under Section 4980H(b) of the Code.

(e) The Unfunded Liability of each Plan, other than any Multiemployer Plan, is reflected on the financial statements referenced in Section 6.1 to the extent required to be reflected under GAAP.

5.18 Environmental Matters.

(a) The facilities and properties currently or formerly owned, leased or operated by any of the Loan Parties (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations or stored or utilized which, individually or in the aggregate, (i) constitute or constituted a violation of Environmental Laws, or (ii) could reasonably be expected to give rise to any Environmental Liability in excess of the Threshold Amount;

(b) None of the Loan Parties has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Loan Parties (the “Business”), or any prior business for which any Loan Party has retained liability under any Environmental Law;

(c) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to any Environmental Liability for any Loan Parties under, nor have any Hazardous Materials been generated, treated, stored or disposed of by or on behalf of any Loan Party at, on or under any of the Properties in violation of, Environmental Laws or in a manner that could reasonably be expected to give rise to, Environmental Liability in excess of the Threshold Amount, and

(d) The Administrative Agent has been provided all requested reports, records, data, site assessments or any other documents concerning Hazardous Materials, compliance with any Environmental Laws, any Environmental Liability or any other environmental subject related to the Properties and which are in the custody or control of the Loan Parties.

5.19 Communications Regulatory Matters.

(a) As of the Closing Date, Schedule 5.19 sets forth a true and complete list of the following information for each License issued to or utilized by the Loan Parties or their respective Subsidiaries: the name of the licensee, the type of service, the expiration date and the geographic area covered by such License. Other than as set forth in Schedule 5.19, each License is held by a Loan Party or a wholly-owned, Domestic Subsidiary of a Loan Party whose Equity Interests are subject to a Prior Security Interest in favor of the Administrative Agent, on behalf of itself and the other Secured Parties, pursuant to the Collateral Documents.

(b) All Material Licenses are valid and in full force and effect without conditions, except for such conditions as are generally applicable to holders of such Licenses. Each Loan Party or Subsidiary of a Loan Party has all requisite power and authority required under the Communications Act and PUC Laws to hold the Licenses and to own and operate the Communications or IT Systems. The Licenses constitute in all material respects all of the Licenses necessary for the operation of the Communications or IT Systems in the same manner as it is presently conducted. No event has occurred and is continuing which could reasonably be expected to (i) result in the suspension, revocation, or termination of any such License or (ii) materially and adversely affect any rights of the Loan Parties or their respective Subsidiaries thereunder. Neither the Loan Parties nor any of their Subsidiaries have actual knowledge that any Material License will not be renewed in the ordinary course. Neither the Loan Parties nor any of their respective Subsidiaries are a party to any investigation, notice of apparent liability, notice of violation, order or complaint issued by or before the FCC, PUC or any applicable Governmental Authority with respect to a License, and there are no proceedings pending by or before the FCC, PUC or any applicable Governmental Authority which would reasonably be expected to adversely affect the validity of any License.

(c) All of the material properties, equipment and systems owned, leased or managed by the Loan Parties or their respective Subsidiaries are, and (to the best knowledge of the Loan Parties and their Subsidiaries) all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition (reasonable wear and tear excepted) and are and will be in compliance with all terms and conditions of the Licenses and all standards or rules imposed by any Governmental Authority or as imposed under any agreements with telecommunications companies and customers.

(d) Each of the Loan Parties and their respective Subsidiaries has made all material filings which are required to be filed by it, paid all material franchise, license or other fees and charges related to the Licenses or which have become due pursuant to any authorization, consent, approval or license of, or registration or filing with, any Governmental Authority in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.

5.20 Solvency.

Before and after giving effect to any Term Loan hereunder, each of the Loan Parties is Solvent.

5.21 Reserved.

5.22 Transactions with Affiliates.

No Affiliate and no officer or director of any Loan Party or any of its Subsidiaries or any individual related by blood, marriage, adoption or otherwise to any such officer or director, or any Person in which any such officer or director or individual related thereto owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with Loan Parties or has any material interest in any material property used by Loan Parties, except as permitted by Section 7.3.

5.23 Labor Matters.

As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of the Borrower, threatened except as could not reasonably be expected to result in a Material Adverse Change. The hours worked by and payments made to employees of the Loan Parties and their respective Subsidiaries within the past five (5) years have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except as could not reasonably be expected to result in a Material Adverse Change. The execution, delivery and performance of the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any Subsidiary of any Loan Party is bound.

5.24 Anti-Corruption; Anti-Terrorism and Sanctions.

(a) Each of the Loan Parties and their respective Subsidiaries, Affiliates, and to the knowledge of Borrower, their officers, directors, employees and agents are in compliance, in all respects, with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(b) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(c) None of the Loan Parties or their respective Subsidiaries, Affiliates, and to the knowledge of Borrower, their officers, directors, employees or agents are Sanctioned Persons or have engaged in, or are now engaged in, or will engage in, any dealings or transactions with any Sanctioned Person.

(d) No Term Loan, use of proceeds or other transaction contemplated by this Agreement will violate any applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws or (iii) Sanctions.

(e) The Loan Parties have provided to the Administrative Agent and the Lenders all information requested by the Administrative Agent and the Lenders regarding the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents that is necessary for the Administrative Agent and the Lenders to collect to comply with applicable Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions and other Laws.

5.25 Parent’s Status as a Holding Company.

The Parent does not own any assets other than the Equity Interests in the Borrower and does not conduct, transact or engage in any business or operations other than those incidental to its direct ownership of the Borrower and Contingent Obligations permitted by Section 7.4(e).

5.26 Small Business Investment Act.

As of (i) the Closing Date, the information provided by the Loan Parties on SBA Forms 480 and 652, and (ii) the date of delivery thereof, the information provided by the Loan Parties on SBA Form 1031, in each case, delivered in connection herewith, is true and correct to the best of Borrower’s knowledge.

VI. AFFIRMATIVE COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full of the Obligations, the Loan Parties shall comply at all times with the following covenants:

6.1 Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a) Reserved.

(b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarter, financial statements of the Parent, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders or members equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified by a Compliance Officer of the Borrower as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (which requirement shall be deemed satisfied by the Parent’s quarterly report on Form 10-Q (or any successor form)).

(c) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, audited financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, including a comparison of actual performance to the Budget for such fiscal year and year-to-date delivered to the Administrative Agent pursuant to Section 6.1(e)(i) (which requirement shall be deemed satisfied by the Parent’s annual report on Form 10-K (or any successor form)), and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency that would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties shall deliver with such financial statements and certification by their accountants a letter of such accountants to the Administrative Agent and the Lenders substantially to the effect that, based upon their ordinary and customary examination of the affairs of the Parent, performed in connection with the preparation of such consolidated financial statements, and in accordance with GAAP, they are not aware of the existence of any condition or event that constitutes an Event of Default or Default or, if they are aware of such condition or event, stating the nature thereof.

(d) Compliance Certificate. Concurrently with the financial statements of the Parent furnished to the Administrative Agent and to the Lenders pursuant to Sections 6.1(b) and 6.1(c), a Compliance Certificate duly executed by a Compliance Officer of the Borrower.

(e) Other Reports.

(i) Annual Budget. The annual consolidated Budget and long-term financial forecasts or projections of the Parent, to be supplied not later than thirty (30) days after the commencement of the fiscal year to which any of the foregoing may be applicable;

(ii) Accountants’ Reports. Promptly upon their becoming available to the Parent or the Borrower, any reports, including management letters submitted, to the Parent or the Borrower by independent accountants in connection with any annual, interim or special audit;

(iii) Management Report. Concurrently with the annual financial statements of the Parent furnished to the Administrative Agent and to the Lenders pursuant to Section 6.1(c), a management report (A) outlining principal factors affecting performance and describing the operations and financial condition of the Parent and its Subsidiaries for the fiscal year then ended, and (B) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by a Compliance Officer of the Borrower to the effect that, to his or her knowledge after reasonable diligence, such information fairly presents in all material respects the results of operations and financial condition of the Parent and its Subsidiaries as at the dates and for the periods indicated.

(iv) Benefit Plan Documentation. Promptly upon request by any Lender, each Loan Party will deliver to the Lender (A) all reports, forms and other documents required to be or otherwise prepared or filed by the Loan Party (or, to the extent provided to the Loan Party upon the Loan Party’s reasonable request, by another Person) during the immediately preceding 24-month period in respect of any Plan pursuant to the Code, ERISA and other applicable Law; (B) all actuarial reports prepared during the immediately preceding 24-month period in respect of any Company Pension Plan or Multiemployer Plan that are in the possession of the Loan Party (or that are provided to the Loan Party upon the Loan Party’s reasonable request); and (C) any documentation received by the Loan Party during the immediately preceding 24-month period (or that is provided to the Loan Party upon the Loan Party’s reasonable request) regarding withdrawal liability under or the funding status with respect to any Multiemployer Plan.

(v) SBA Documentation. Promptly upon receipt thereof, any written notices received from, or in any way in connection with, the SBA or any matters related thereto. Upon the request of the Administrative Agent, any Lender or the SBA, the Borrower shall (i) submit to the Administrative Agent and/or the SBA timely and accurate compliance reports at such times and in such form and containing such information as the SBA may determine to be necessary to enable the SBA to ascertain whether the Borrower and each of its Subsidiaries have complied or are complying with 13 C.F.R. Part 112 (“Part 112”), (ii) submit to the Administrative Agent such information as may be necessary to enable any SBIC Lender to meet its reporting requirements under Part 112, and (iii) permit the SBA to have access with advance written notice and during normal business hours to such of its books, records, accounts and other sources of information, and its facilities as may be pertinent to ascertain compliance with Part 112. Where any information required of the Borrower, any other Loan Party, or any of their respective Subsidiaries is in the exclusive possession of any other agency, institution or Person and such agency, institution or Person shall fail or refuse to furnish this information, the Borrower, the other Loan Parties, and each of their respective Subsidiaries shall so certify in its report and shall set forth what efforts it has made to obtain this information.

(vi) First Lien Credit Facilities Information.

(A) Concurrently with, or promptly after, delivery of any information, documents or certificates to any lender or agent under the First Lien Credit Agreement (including, without limitation, any Request for Release of Funds From the Full Dominion Account (as defined in the First Lien Credit Agreement)), complete copies of all such information, documents and certificates, in each case other than such information, documents and certificates delivered pursuant to this Agreement.

(B) Promptly after receipt of such request, the Borrower shall notify the Administrative Agent of any request of any Loan Party or Subsidiary of any Loan Party from or on behalf of the First Lien Administrative Agent pursuant to Section 2.13(i), Section 4.1(a)(xv), Section 4.1(a)(xvii), Section 6.9 or Section 6.16 of the First Lien Credit Agreement or pursuant to any First Lien Security Document.

(f) Notices.

(i) Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Default, a certificate signed by a Compliance Officer setting forth the details of such Event of Default or Default and the action that such Loan Party proposes to take with respect thereto.

(ii) Regulatory and Other Notices. Promptly after filing, receiving or becoming aware thereof, the Loan Parties will deliver or cause to be delivered copies of any filings or communications sent to, or notices and other communications received by, any Loan Party or any of its respective Subsidiaries from any Governmental Authority, including the Securities and Exchange Commission, FCC and any PUC, relating to any noncompliance by any Loan Party or any of its Subsidiaries with any applicable Law, including the Communications Act and any applicable PUC Law, or with respect to any matter or proceeding, in each case, the effect of which could reasonably be expected to result in a Material Adverse Change.

(iii) Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Loan Party or Subsidiary of any Loan Party that relate to the Collateral, involve a claim or series of claims equal to or in excess of the Threshold Amount or that if adversely determined could reasonably be expected to result in a Material Adverse Change.

(iv) Material Agreements. Any modification to any of the Material Agreements that are materially adverse to the interests of the Lenders or could reasonably be expected to result in a Material Adverse Change, or any notice of default or of termination, cancellation or revocation (in each case, prior to any scheduled date of termination) delivered thereunder.

(v) Erroneous Financial Information. Promptly in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

(vi) Collective Bargaining Agreement. Promptly after becoming aware that the Borrower or any other Loan Party may become a party to or will no longer be a party to a collective bargaining agreement.

(vii) Material Adverse Change. Promptly after becoming aware thereof, the Borrower will give notice of any change in events or changes in facts or circumstances affecting any Loan Party or any of their respective Subsidiaries which individually or in the aggregate have resulted in or could reasonably be expected to result in a Material Adverse Change.

(viii) Environmental Notices. Promptly after becoming aware of any material violation by any Loan Party or any of its respective Subsidiaries of Environmental Laws or promptly upon receipt of any notice that a Governmental Authority has asserted that any Loan Party or any of its respective Subsidiaries is not in compliance with Environmental Laws or that its compliance is being investigated, and, in either case, the same would reasonably be expected to result in a Material Adverse Change, the Borrower will give notice thereof and provide such other information as may be reasonably available to any Loan Party or any of its respective Subsidiaries to enable the Administrative Agent and the Lenders to reasonably evaluate such matter.

(ix) Rating. Promptly after becoming aware of any adverse change in the credit ratings of any Indebtedness of any Loan Party or Subsidiary of any Loan Party with Moody’s or S&P.

(g) Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.

6.2 Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain

(a) its legal existence as a corporation, limited partnership or limited liability company or other entity, as the case may be as of the Closing Date or the date of formation or acquisition thereof and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.7, and

(b) all licenses, franchises, permits and other authorizations (including all Licenses) and Intellectual Property,

except to the extent the loss, revocation, termination, suspension or adverse modification of any of the above could not be reasonably expected to result in a Material Adverse Change or as otherwise permitted by Section 7.7 of this Agreement.

6.3 Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all indebtedness and other liabilities (including all lawful claims that, if unpaid, would by Law become a Lien on the assets of any Loan Party) to which it is subject or that are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or governmental charges, are less than $287,500 in the aggregate or are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

6.4 Maintenance of Insurance.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. Such insurance policies shall contain additional insured, mortgagee and lender loss payable special endorsements in form and substance satisfactory to the Administrative Agent naming the Administrative Agent as additional insured, mortgagee and lender loss payee, as applicable, and providing the Administrative Agent with notice of cancellation (but excluding any notice of nonrenewal or termination to the extent the same cannot be obtained using commercially reasonable efforts) acceptable to the Administrative Agent.

(b) Each Loan Party shall, to the extent required under the Flood Laws, obtain and maintain flood insurance for such structures and contents constituting Collateral located in a flood hazard zone, in such amounts as similar structures and contents are insured by prudent companies in similar circumstances carrying on similar businesses and otherwise satisfactory to the Administrative Agent.

(c) Each Loan Party shall deliver evidence of the insurance policies and endorsements described above to the Administrative Agent on or prior to the Closing Date. Not less than fifteen (15) days (or such later date as the Administrative Agent shall agree to in its reasonable discretion) prior to the expiration date of the insurance policies required to be maintained by any Loan Party or its Subsidiaries pursuant to the terms hereof, the Borrower will deliver to the Administrative Agent one or more certificates of insurance and endorsements evidencing renewal of the insurance coverage required hereunder plus such other evidence of payment of premiums therefor as Administrative Agent may reasonably request.

(d) If any Loan Party fails to, or fails to cause any of its Subsidiaries to, obtain and maintain any of the policies of insurance required to be maintained pursuant to the provisions of this Section 6.4 or to pay any premium in whole or in part, the Administrative Agent may, without waiving or releasing any obligation or Default, at the Loan Parties’ expense, but without any obligation to do so, procure such policies or pay such premiums. All sums so disbursed by the Administrative Agent, including any reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and reasonable fees, charges and disbursements of counsel for the Administrative Agent, shall constitute Protective Overadvances, shall be payable by the Loan Parties to the Administrative Agent on demand and shall be additional Obligations hereunder and under the other Loan Documents, secured by the Collateral.

6.5 Maintenance of Properties.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to (i) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition except to the extent the failure to do so could not reasonably be expected to have a material adverse impact on the operations or business of any Loan Party, ordinary wear and tear and casualty and condemnation excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof; and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities.

(b) Each Loan Party shall grant, and shall cause each of its Subsidiaries and any tenants to grant, to the Administrative Agent, its agents, attorneys, employees, consultants, contractors, successors and assigns, an irrevocable license and authorization to enter upon and inspect any real property and facilities thereon subject to a Mortgage executed and delivered by such Loan Party or such Subsidiary and facilities thereon, and perform only such tests, including without limitation, subsurface testing, soils and groundwater testing, and other tests which may physically invade such real property and facilities, as the Administrative Agent, in its sole discretion, determines are necessary to protect its interest in the Collateral; provided, however, that under no circumstances shall the Administrative Agent be obligated to perform such inspections or tests; provided that prior to the occurrence of an Event of Default, the Administrative Agent, its agents, attorneys, employees, consultants, contractors, successors and assigns shall (i) provide the Borrower with reasonable notice prior to any entry, (ii) at the Borrower’s option, be escorted by a representative of the Borrower and (iii) perform only such tests as the Administrative Agent, in its reasonable discretion, determines are necessary to protect its interest in the Collateral.

6.6 Visitation Rights.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers and to conduct reviews of each Loan Party’s Collateral (such reviews to occur on an annual basis or more frequently, as determined by the Administrative Agent, in its sole discretion), all in such detail and at such times and as often as the Required Lenders may reasonably request, all at the Borrower’s expense, provided that prior to the occurrence of an Event of Default, the Administrative Agent and any Lender shall provide the Borrower with reasonable notice prior to any visit or inspection and, at the Borrower’s option, shall be escorted by a representative of the Borrower. Prior to occurrence of an Event of Default, the Administrative Agent and Lenders shall not, without cause, as determined by the Administrative Agent in its reasonable judgment, request reimbursement from the Borrower for more than one (1) such inspection in any calendar year.

(b) The Loan Parties will provide to each SBIC Lender (upon reasonable notice and during normal business hours) and the U.S. Small Business Administration access to the Loan Parties’ books and records for the sole purpose of confirming that the Loan Parties are in regulatory compliance with the SBIC Act and related regulations. For a period of one year following the date hereof, no Loan Party will change its business activity if such change would cause it to have more than 49% of its tangible assets or employees located outside of the United States. Each of the Loan Parties shall at all times comply with the non-discrimination requirements of Parts 112, 113 and 117 of Title 13 of the United States Code of Federal Regulations. Borrower shall provide to SBIC Lender a form of assessment and other information required to be provided under the SBIC Side Letter.

6.7 Keeping of Records and Books of Account.

The Loan Parties shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account that enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Governmental Authority having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

6.8 Compliance with Laws.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all other applicable Laws, except where failure to comply with any applicable Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief that, in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(b) Each of the Loan Parties shall, and shall cause each of its Subsidiaries, Affiliates, officers, directors, employees and agents to, comply with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions. The Borrower shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(c) Each Loan Party shall (i) conduct its operations and keep and maintain its real property in material compliance with all Environmental Laws and environmental permits; (ii) obtain and renew all environmental permits necessary for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the real property or to otherwise comply with Environmental Laws pertaining to any of its real property (provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such investigation, remediation, removal, response or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP).

(d) In the event any Loan Party or any Subsidiary of any Loan Party is in breach of any of the representations, warranties or covenants as set forth in Section 5.18 or Section 6.8(c), then, without limiting the Administrative Agent’s other rights hereunder or under any other Loan Documents, such Loan Party shall, or shall cause such Subsidiary to, at its sole expense, take all actions required, including, without limitation, environmental cleanup of the real property, to comply with such representations, warranties, and covenants and with all applicable legal requirements and, in any event, shall take all actions deemed necessary under all applicable Environmental Laws.

6.9 Further Assurances.

(a) Generally. Subject to the terms of the Intercreditor Agreement, each Loan Party shall, from time to time, at its expense, preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral and all other real and personal property of the Loan Parties whether now owned or hereafter acquired as a continuing Prior Security Interest therein, and shall do or make, or cause each of its Subsidiaries to do or make, such other acts, deliveries and things as the Administrative Agent in its sole discretion may deem necessary or advisable from time to time in order to consummate the transactions contemplated hereby, preserve, perfect and protect the Liens granted or purported to be granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

(b) Additional Subsidiaries. In furtherance, and not in limitation, of Section 6.9(a), promptly upon (and in any event within fifteen (15) Business Days after (or such later date as the Administrative Agent shall agree to in its sole discretion) the creation or acquisition of any direct or indirect Subsidiary by any Loan Party, each such new Subsidiary and the Loan Parties will execute and deliver to the Administrative Agent a duly executed Guarantor Joinder in accordance with Section 12.12, pursuant to which (i) such new Subsidiary shall become a party hereto as a Guarantor and shall become a party to the Security Agreement as a Grantor (as defined therein), and (ii) the Equity Interests of such new Subsidiary shall be pledged by the applicable Loan Party to the extent provided in the Collateral Documents. As promptly as reasonably possible, the Loan Parties and their respective Subsidiaries will deliver to the Administrative Agent (or, until the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement), deliver to the Administrative Agent evidence that the First Lien Administrative Agent has received) all certificates evidencing such Equity Interests, together with undated, executed transfer powers, and such other Collateral Documents and such other documents, certificates and opinions (including opinions of local counsel in the jurisdiction of organization of each such new Subsidiary) regarding such new Subsidiary, in form, content and scope reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request in connection therewith and will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent a Prior Security Interest in the Collateral, to the extent provided in the Collateral Documents, for the Obligations.

(c) Real Property. In furtherance, and not in limitation, of Sections 6.9(a) and 6.9(b), the Loan Parties shall (i) within ten (10) days after the acquisition of any Material Owned Property by any Loan Party that is not subject to an existing mortgage or deed of trust in favor of the Administrative Agent, for the benefit of the Secured Parties, notify the Administrative Agent and (ii) if requested by the Administrative Agent, within sixty (60) days of such acquisition (as such time period may be extended by the Administrative Agent, in its sole discretion), deliver such Real Estate Deliverables and other documents, instruments or agreements requested by the Administrative Agent in connection with granting and perfecting a Prior Security Interest on such real property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, all in form and substance acceptable to the Administrative Agent.

(d) Other Property. Pursuant to the terms of this Section 6.9 and of the Security Agreement, the Loan Parties will:

(i) promptly (and in any event on or before the earlier of (x) if applicable, the time required by Section 6.9(b) or (y) the Borrower’s next submission of a Compliance Certificate) notify the Administrative Agent of (A) any Equity Interest, (B) any Copyrights, Patents, Trademarks and Domain Names (each as defined in the Security Agreement) which are material to the continued operation of any Loan Party’s Business, (C) any commercial tort claim known to any Loan Party (such that a senior officer of such Loan Party has actual knowledge of the existence of a tort cause of action and not merely of the existence of the facts giving rise to such cause of action) that such Loan Party knows to involve an amount in controversy in the aggregate with any other known commercial tort claim of any Loan Party in excess of the Collateral Threshold Amount (as defined in the Security Agreement)), (D) any Material Agreements, and (E) any Material Account, in each case, owned, acquired, leased or opened by any Loan Party or any of its Subsidiaries, in each case, of which notice has not previously been given to the Administrative Agent, and

(ii) on or before the earlier of (x) if applicable, the time required by Section 6.9(b) or (y) the Borrower’s next submission of a Compliance Certificate in connection with the financial statements required to be delivered pursuant to Section 6.1(b), deliver updated Annexes to the Security Agreement.

The Administrative Agent may elect not to request any documents, instruments, filings or opinions as contemplated by this Section 6.9 or the Security Agreement and the other Loan Documents if it determines in its sole discretion that the costs to the Loan Parties of perfecting a security interest or Lien in such property exceed the relative benefit of such security interest to the Secured Parties.

6.10 Use of Proceeds.

The proceeds of the Term Loans shall be used to prepay in part the Existing Credit Facility and for working capital and other general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Laws, including the payment of certain fees and expenses incurred in connection with the this Agreement. In addition, up to $10,000,000 of proceeds of the Second Lien Credit Facility may be used to repurchase, repay or otherwise satisfy Existing Parent Notes on or after the Closing Date to the extent otherwise permitted hereunder.

6.11 Updates to Schedules and Annexes.

Should any of the information or disclosures provided on Schedules 5.1 or 5.6 of this Agreement or any Annex to the Security Agreement become outdated or incorrect in any material respect, the Borrower shall provide the Administrative Agent in writing with such revisions or updates to such Schedule or such Annex as may be necessary or appropriate to update or correct same with the Borrower’s next submission of a Compliance Certificate; provided that, if the Administrative Agent requests that the Borrower provide such revisions or updates to such Annexes prior to the Borrower’s next submission of a Compliance Certificate, the Borrower shall promptly deliver such revisions or updates. No such Schedule or Annex, whether delivered pursuant to this Section 6.11, Section 6.9 or otherwise shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule or Annex be deemed to have been cured thereby, unless and until the Administrative Agent, in its sole discretion, or the Required Lenders shall have accepted in writing such revisions or updates to such Schedule or Annex; provided, however, that the Borrower may update Schedules 5.1 and 5.6 of this Agreement without any Administrative Agent or Required Lender approval in connection with any transaction permitted under Sections 7.7, 7.8 and 7.10.

6.12 Material Agreements.

Each of the Loan Parties covenants and agrees that it shall, and shall cause each of its Subsidiaries to, comply in all material respects with the Existing Parent Note Documentation and the Replacement Parent Note Documentation and shall comply with all other Material Agreements unless failure to so comply could not reasonably be expected to result in a Material Adverse Change.

6.13 Benefit Plan Compliance.

Each Plan will be in compliance in all material respects with its terms and applicable Law, each of the Loan Parties and the ERISA Affiliates will satisfy their obligations and liabilities with respect to each Plan in all material respects and each of the Loan Parties and the ERISA Affiliates will make all contributions with respect to any Plan on or before the due date for such contribution.

6.14 SBIC Side Letter.

Each Loan Party shall comply with the requirements in the SBIC Side Letter.

6.15 Post-Closing Deliveries. Each of the Loan Parties covenants and agrees that it shall, and shall cause each of its Subsidiaries to, perform the obligations set forth on Schedule 6.15 on or before the date provided in Schedule 6.15 with respect to each such obligation unless the Administrative Agent has agreed in its sole discretion in writing to waive such obligation in its entirety. Post-Agreed Extension Deliveries. In the event of an Agreed Extension, each of the Loan Parties covenants and agrees that it shall, and shall cause each of its Subsidiaries to, deliver to the Administrative Agent within thirty (30) days of the date of such Agreed Extension (or such later date as the Administrative Agent may agree to in its sole discretion), such amendments to the Mortgages as reasonably requested by the Administrative Agent in relation to such Agreed Extension (which amendments to the Loan Documents (other than this Agreement) the Administrative Agent is hereby authorized to execute on behalf of the Lenders), updates or other modifications to such Real Estate Deliverables as may be reasonably requested by the Administrative Agent in relation to such Agreed Extension, and such opinions of counsel for the Loan Parties with respect to such Agreed Extension and other assurances as the Administrative Agent may reasonably request. NEGATIVE COVENANTS

7.1 Indebtedness.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries, to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under this Agreement and the other Loan Documents;

(b) (i) The Existing Parent Notes and any Replacement Parent Notes; provided, that the aggregate outstanding principal amount of all Existing Parent Notes and Replacement Parent Notes under this clause (b)(i) shall not at any time exceed the sum of (x) $119,700,000 minus (y) 105% of the aggregate principal amount of all Existing Parent Notes purchased, redeemed, repaid or otherwise satisfied with the proceeds of Indebtedness other than Replacement Parent Notes (such maximum, the “Parent Notes Cap”); and provided, further, that if in connection with the refinancing of any Existing Parent Notes from the proceeds of an issuance of Replacement Parent Notes, certain of the Existing Parent Notes may not be repurchased, redeemed, repaid or otherwise satisfied by, the Parent substantially simultaneously with (and, in any event within five (5) Business Day after) the issuance of such Replacement Parent Notes (the aggregate outstanding principal amount of such Existing Parent Notes not so repurchased, redeemed, repaid or otherwise satisfied, the “Interim Parent Notes”), the Borrower may elect to designate all or any portion of such Interim Parent Notes as “excluded” Interim Parent Notes for purposes of the Parent Notes Cap and the calculation of the Net Total Leverage Ratio so long as the Deposit Conditions are met (and continue to be met) with respect to such Interim Parent Notes (and in the event that any of the Deposit Conditions cease to be met on any date, including that such Interim Parent Notes are outstanding following the Existing Parent Notes Maturity Date, such Interim Parent Notes shall no longer be excluded from the Parent Notes Cap and the calculation of the Net Total Leverage Ratio as of such date). The failure of any of the foregoing conditions to be met at any time with respect to any Interim Parent Notes shall cause such Interim Parent Notes to cease to be “excluded” Interim Parent Notes,

(ii) the ACS Cable Seller Note, and

(iii) other unsecured Indebtedness existing as of the Closing Date and set forth on Schedule 7.1; provided that, in each case, to the extent such Indebtedness is evidenced by a Material Agreement, such Material Agreement has not been modified in a manner prohibited by Section 7.16;

(c) Reserved.

(d) Indebtedness (i) incurred with respect to Purchase Money Security Interests, Synthetic Lease Obligations and Capital Leases for fixed or capital assets, (ii) other unsecured Indebtedness and (iii) with the prior written consent of the Administrative Agent in its sole discretion, Indebtedness of any Person that becomes a direct or indirect Subsidiary of the Borrower pursuant to a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person becoming a Subsidiary of the Borrower); provided that the aggregate principal amount of Indebtedness described in clauses (i), (ii) and (iii) does not exceed $14,375,000 in the aggregate at any time;

(e) Unsecured, subordinated Indebtedness of a Loan Party to another Loan Party evidenced by the Master Subordinated Intercompany Note;

(f) Indebtedness (contingent or otherwise) of any Loan Party arising under (i) any Interest Rate Hedge or (ii) Indebtedness under any Secured Bank Product (as defined in the First Lien Credit Agreement) entered into in the ordinary course of business; provided, however, that (i) no Loan Party shall enter into or incur any Swap Obligation if at the time it enters into or incurs such Swap Obligation it does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act, and (ii) the Loan Parties and their Subsidiaries shall enter into Interest Rate Hedges only for hedging (rather than speculative) purposes;

(g) unsecured Indebtedness in respect of earn-outs, contingent liabilities in respect of any indemnification obligation, adjustments of purchase price, or similar obligations to the extent owing to sellers of assets or Equity Interests that are incurred in connection with the consummation of one or more Permitted Acquisitions and which does not exceed the Threshold Amount in the aggregate at any one time outstanding;

(h) Guarantees and other Contingent Obligations permitted by Section 7.4; and

(i) the Indebtedness of the Borrower pursuant to the First Lien Credit Agreement in an amount not to exceed the amount which is included in the First Lien Obligations (as defined in the Intercreditor Agreement but without regard to any amendment to the Intercreditor Agreement that would reduce the amount of Indebtedness permitted under this clause (i) without the consent of the Borrower).

7.2 Liens.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.3 Affiliate Transactions.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is

(a) not otherwise prohibited by this Agreement,

(b) is in accordance with all applicable Law and (i) is among the Loan Parties,

(ii) is entered into upon fair and reasonable arm’s-length terms and conditions,

(iii) relates to the payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated,

(iv) is a Restricted Payment permitted under Section 2.12 or Section 7.6 or

(v) an employee advance permitted under Section 7.5(b).

7.4 Contingent Obligations.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, at any time, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except for those:

(a) resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(b) arising in the ordinary course of business with respect to customary indemnification obligations incurred in the ordinary course of business;

(c) incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations in an aggregate amount not to exceed $5,750,000 at any time;

(d) constituting Investments permitted pursuant to Section 7.5;

(e) unsecured Guarantees by any Loan Party of Indebtedness or a Contingent Obligation of any other Loan Party to the extent such Indebtedness is permitted under Section 7.1 or such Contingent Obligations is permitted under this Section 7.4; and

(f) Contingent Obligations existing on the Closing Date and set forth on Schedule 7.4.

7.5 Loans and Investments.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any Investment or agree, become or remain liable to make any Investment, except:

(a) trade credit extended on usual and customary terms in the ordinary course of business;

(b) advances to employees of the Loan Parties to meet expenses incurred by such employees in the ordinary course of business not to exceed $287,500 in the aggregate at any time outstanding;

(c) Investments in the form of cash and Cash Equivalents;

(d) Investments by any Loan Party (i) in any other Loan Party and (ii) in newly-formed, wholly-owned Subsidiaries that become Loan Parties in compliance with this Agreement;

(e) notes payable to, or equity interests issued by, account debtors to any Loan Party in good faith settlement of delinquent obligations and pursuant to any plan of reorganization or similar proceedings upon the bankruptcy or insolvency of any such account debtor;

(f) Guaranties and other Contingent Obligations permitted under Section 7.4;

(g) any Interest Rate Hedge or Secured Bank Product (as defined in the First Lien Credit Agreement) permitted under Section 7.1;

(h) Permitted Acquisitions after the Closing Date, including any Investments by any Loan Party or its Subsidiary in another Subsidiary in order to provide funding to such Subsidiary to consummate a Permitted Acquisition (so long as such Permitted Acquisition is consummated concurrently with such Investment or by such later date as approved by the Administrative Agent);

(i) the Investments existing as of the Closing Date and set forth on Schedule 7.5;

(j) (i) the conversion of Indebtedness of any Subsidiary of any Loan Party (who is not yet a Loan Party) to equity in an amount not to exceed the then current Flex Amount and (ii) the write-off of intercompany Indebtedness among the Loan Parties and their Subsidiaries (who are not yet Loan Parties) in amount not to exceed the then current Flex Amount;

(k) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(l) Permitted Joint Venture Investments after the Closing Date; and

(m) other Investments not exceeding $1,150,000 in the aggregate at any time.

7.6 Dividends and Related Distributions.

No Loan Party shall declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) Subject to Article XII and all other terms and conditions of the Loan Documents, each Loan Party may make Restricted Payments to any other Loan Party;

(b) each Subsidiary may make Restricted Payments to any Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(c) the Parent may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of the Parent;

(d) the Parent may convert Parent Notes into or otherwise acquire Parent Notes solely in exchange for common stock or other common Equity Interests of the Parent;

(e) Reserved.

(f) the Parent may pay accrued interest on the Parent Notes in accordance with the terms thereof; provided that, (i) no Default or Event of Default under clause (a) or (l) of Section 9.1 shall have occurred and be continuing or would result therefrom, (ii) if a Default or Event of Default under any other clause of Section 9.1 has occurred and is continuing or would result therefrom, the Administrative Agent, at the direction of the Required Lenders, has not delivered written notice to the Borrower that the Required Lenders have elected in their sole discretion to prohibit such payments, (iii) such Material Agreements have not been modified in a manner prohibited by Section 7.16, and (iv) after giving effect to such payment, the Loan Parties are in pro forma compliance with the covenants set forth in Article VIII, calculated on a Pro Forma Basis as of the last day of the most recent fiscal quarter of the Parent for which financial statements have been delivered;

(g) the Parent may purchase, redeem or otherwise acquire Existing Parent Notes for cash or Cash Equivalents paid concurrent with such acquisition; provided that, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) after giving effect to such acquisition, the Loan Parties are in pro forma compliance with the covenants set forth in Article VIII, calculated on a Pro Forma Basis as of the last day of the fiscal quarter of the Parent for which financial statements have been delivered, (iii) the consideration paid by any Loan Party or any Subsidiary of any Loan Party in connection with any such acquisition shall not exceed a five (5) percent premium on the Parent Notes so acquired, and (iv) immediately prior to and after giving effect to such acquisition, (1) the Liquidity Balance shall not be less than $20,000,000; and (2) the average Liquidity Balance for the trailing thirty (30) day period ending on the date of such acquisition (and after giving effect thereto) shall not be less than $20,000,000; and

(h) the Parent may declare or pay cash dividends to its stockholders; provided that, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) after giving effect to such dividend, the Loan Parties are in pro forma compliance with the covenants set forth in Article VIII, calculated on a Pro Forma Basis as of the last day of the fiscal quarter of the Parent for which financial statements have been delivered, (iii) the Borrower shall have provided to the Administrative Agent a certificate of a Compliance Officer of the Borrower (supported by reasonably detailed calculations) certifying that the Net Total Leverage Ratio immediately after giving effect to such dividend, measured on a Pro Forma Basis as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent is not greater than 2.75:1.00, and (iv) immediately prior to and after giving effect to such payments, (1) the Liquidity Balance shall not be less than $20,000,000; and (2) the average Liquidity Balance for the trailing thirty (30) day period ending on the date of such payment (and after giving effect thereto) shall not be less than $20,000,000.

7.7 Liquidations, Mergers, Consolidations, Acquisitions.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, (i) dissolve, liquidate or wind-up its affairs, (ii) become a party to any merger or consolidation, or (iii) acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person or group of related Persons; provided that:

(a) any Subsidiary may merge with

(i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or

(ii) any one or more other Subsidiaries, provided that

(A) when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person and

(B) when a non-Loan Party Subsidiary whose Equity Interest is subject to the Administrative Agent’s Prior Security Interest is merging with another non-Loan Party, the non-Loan Party Subsidiary whose Equity Interest is subject to the Administrative Agent’s Prior Security Interest shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise, and thereafter dissolve) (i) to the Borrower or to any other Guarantor (other than the Parent to the extent such disposition would be inconsistent with Section 7.19) or (ii) any one or more other Subsidiaries, provided that (A) if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or another Guarantor (other than the Parent to the extent such disposition would be inconsistent with Section 7.19) and (B) if the transferor in such a transaction is a non-Loan Party Subsidiary whose Equity Interest is subject to the Administrative Agent’s Prior Security Interest is merging with another non-Loan Party, then the transferee must be the non-Loan Party Subsidiary whose Equity Interest is subject to the Administrative Agent’s Prior Security Interest; and

(c) any Loan Party may consummate a Permitted Acquisition on or after the Closing Date.

7.8 Dispositions of Assets or Subsidiaries.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, dispose of (including pursuant to any sale and leaseback transaction), voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests or other equity interests of a Subsidiary of such Loan Party), except:

(a) transactions involving the sale of inventory or lease or sublease of real property in the ordinary course of business;

(b) any Disposition of obsolete or worn-out assets in the ordinary course of business that are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(c) any Disposition of assets by any Loan Party or any Subsidiary of any Loan Party to any Loan Party, so long as such sold or transferred assets are subject to the Administrative Agent’s Prior Security Interest therein or, if any such asset is expressly excluded from the Collateral pursuant to Section 2.3 of the Security Agreement or otherwise, such asset is sold or transferred to a Loan Party all of whose Equity Interest is subject to the Administrative Agent’s Prior Security Interest;

(d) any Disposition of assets among non-Loan Party Subsidiaries to the extent permitted under Section 7.7;

(e) any Disposition permitted under Section 7.6;

(f) any Disposition of Cash Equivalents;

(g) sales, transfers or other dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business consistent with past practices;

(h) termination of any Hedge Agreement;

(i) sales, transfers, leases or other Disposition of telecommunications transmission capacity in the ordinary course of business that do not involve the transfer of ownership of the underlying means of transmission and tower rights in the ordinary course of business;

(j) licenses of intellectual property rights in the ordinary course of business and substantially consistent with past practice so long as such licenses is no longer necessary in the conduct of any Loan Party’s business; and

(k) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.8; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (k) in any fiscal year shall not exceed $5,750,000;

provided, however, that any such Dispositions shall be for fair market value.

7.9 Use of Proceeds.

No Loan Party shall (a) use the proceeds of any Term Loan hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) use (or permit the use by any of its Subsidiaries or its or their respective Affiliates, directors, officers, employees or agents) the proceeds of any Term Loan, whether directly or indirectly, in violation of Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions or other applicable Law.

7.10 Subsidiaries, Partnerships and Joint Ventures.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Domestic Subsidiary that has joined this Agreement as Guarantor on the Closing Date; and (ii) any Domestic Subsidiary formed or acquired after the Closing Date that joins this Agreement as a Guarantor by delivering to the Administrative Agent (A) an executed Guarantor Joinder; (B) documents in the forms described in Section 4.1 modified as appropriate; and (C) documents necessary to grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Secured Parties in the Equity Interests of, and Collateral held by, such Subsidiary. Other than as is in existence on the Closing Date with respect to the Quintillion JV and Permitted Joint Venture Investments after the Closing Date, no Loan Party shall be or become or agree to become a party to a Joint Venture.

7.11 Continuation of or Change in Business.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, engage in any business other than the business of owning, constructing, managing and operating Communications or IT Systems, or other lines of business necessary or ancillary to the foregoing or consistent with advances in the Communications or IT Systems industry, in each case, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, and such Loan Party or Subsidiary shall not permit any material change in such business.

7.12 Fiscal Year and Quarter.

The Parent shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31 or to change its fiscal quarters from the calendar quarters beginning January 1, April 1, July 1 and October 1.

7.13 Issuance of Equity Interests.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, commence or consummate any Equity Issuance, except for (a) any such Equity Issuances by any Loan Party (other than the Parent) to and for the benefit of a Loan Party and that are subject to the Administrative Agent’s Prior Security Interest therein and otherwise comply with the Security Agreement, (b) issuance of (or issuance of options for) Common Equity Interests of the Parent to directors, officers, or employees of the Parent or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and issuance of any common stock or other common Equity Interests of the Parent issued upon the exercise of such options), (c) any Equity Issuance permitted pursuant to Section 7.6; (d) the Parent may issue and sell its common Equity Interests; provided that, such Equity Issuance does not result in a Change of Control; and (e) any Equity Issuances contemplated in the definitions of “Flex Amount,” “Permitted Acquisitions” and “Permitted Joint Venture Investment.”

7.14 Changes in Organizational Documents.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, amend or otherwise modify its Organizational Documents in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders, provided that the Borrower shall provide at least thirty (30) calendar days’ prior written notice (or such shorter notice as to which the Administrative Agent may agree in its sole discretion) to the Administrative Agent and the Lenders, and shall file (or confirm that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, related to any change in any Loan Party’s jurisdiction of incorporation or organization, or change in its registered legal name or principal place of business.

7.15 Negative Pledges; Other Inconsistent Agreements.

Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any agreement (other than the First Lien Loan Documents, provided that the First Lien Administrative Agent, on behalf of itself and each First Lien Lender, is a party to, and is bound by the terms of, the Intercreditor Agreement) containing any provision which would

(a) be breached by the borrowing by the Borrower of the Term Loans hereunder or by the performance by the Loan Parties or their respective Subsidiaries of any of their obligations hereunder or under any other Loan Document,

(b) limit the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person;

(c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Loan Party or Subsidiary of any Loan Party to

(i) make Restricted Payments to any Loan Party, or pay any Indebtedness owed to any Loan Party,

(ii) make loans or advances to any Loan Party, or

(iii) Guarantee the Indebtedness of any Loan Party;

provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.1(b)(ii) or Section 7.1(d)(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or

(d) require the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, however, that the foregoing shall not apply to restrictions and conditions imposed by applicable Law or by this Agreement, any agreement relating to prohibitions on easements, rights of way or other encumbrances on title to real property and customary provisions in leases in the ordinary course of business.

7.16 Material Agreements.

Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to

(a) amend, restate, supplement, waive or otherwise modify (i) any of the First Lien Loan Documents, except to the extent permitted by the Intercreditor Agreement, or (ii) any other Material Agreement, solely in the case of this clause (ii), in any manner that would impair in any material respect the value of the interests or rights of any Loan Party or that would impair in any material respect the rights or interest of the Administrative Agent or any Lender,

(b) terminate, cancel or revoke (prior to any scheduled date of termination) any Material Agreement if such termination, cancellation or revocation could reasonably be expected to result in a Material Adverse Change, Default or Event of Default or

(c) make any optional prepayments of Indebtedness arising under any Material Indebtedness, except for optional prepayments

(i) of Indebtedness between the Loan Parties, if any, or

(ii) as permitted by Section 7.6, or

(iii) the First Lien Indebtedness.

7.17 Employee Plans.

No Loan Party or ERISA Affiliate will acquire any material liability (by adopting a new plan, acquisition of another entity, participating in an asset transfer or plan merger, or otherwise) under any Company Pension Plan under which the Loan Party or ERISA Affiliate has no liability as of the date of this Agreement; and (ii) no Loan Party will acquire any material liability (by adopting a new plan, acquisition of another entity, participating in an asset transfer or plan merger, or otherwise) under any Welfare Benefit Plan, under which the Loan Party has no liability as of the date of this Agreement unless such Plan can be terminated by the Loan Party or an ERISA Affiliate in its sole discretion at any time without material liability.

7.18 Management Fees.

Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay any management or other similar fees to any Person, except

(a) any management or similar fees paid by any Loan Party or Subsidiary of any Loan Party to a Loan Party;

(b) legal or consulting fees paid to any Person that is not an Affiliate of any Loan Party for services actually rendered and in amounts typically paid by entities engaged in a Loan Party’s business; and

(c) management or similar fees paid to any Person that is not a holder of any Equity Interest of the Parent or an Affiliate of any Loan Party for services actually rendered, consistent with the past practice of the Loan Party and in amounts typically paid by entities engaged in a Loan Party’s business.

7.19 Parent as a Holding Company.

The Parent covenants and agrees that it shall not own or acquire any assets other than the Equity Interests of the Borrower, and shall not conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of the Borrower and Contingent Obligations permitted by Section 7.4(e).

7.20 Anti-Corruption; Anti-Terrorism; Sanctions.

(a) None of the Loan Parties or their respective Subsidiaries, Affiliates, officers, directors, employees or agents will engaged in any dealings or transactions with any Sanctioned Person or in violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(b) No Loan Party will fund all or any part of any payment under this Agreement or any other Loan Document out of proceeds derived from transactions that violate Sanctions, or with any Sanctioned Person, or with or connected to any Sanctioned Country.

VIII. FINANCIAL COVENANTS

8.1 Maximum Net Total Leverage Ratio.

The Loan Parties shall maintain at all times, measured at each fiscal quarter end and maintained through the next measurement date, a Net Total Leverage Ratio of not more than the ratios set forth below for the periods specified below:

PERIOD	RATIO
Closing Date through December 31, 2016	4.31: 1.00
January 1, 2017 through December 31, 2017	3.74: 1.00
January 1, 2018 and thereafter	3.45: 1.00

8.2 Maximum Senior Leverage Ratio.

The Loan Parties shall maintain at all times, measured at each fiscal quarter end and maintained through the next measurement date, a Senior Leverage Ratio of not more than the ratios set forth below for the periods specified below:

PERIOD	RATIO
Closing Date through December 31, 2016	2.875: 1.00
January 1, 2017 through December 31, 2018	2.588: 1.00
January 1, 2019 and thereafter	2.300: 1.00

8.3 Minimum Debt Service Coverage Ratio.

The Loan Parties shall maintain at all times, measured at each fiscal quarter end and maintained through the next measurement date, a Debt Service Coverage Ratio of greater than 1.70 to 1.00.

IX. EVENTS OF DEFAULT

9.1 Events of Default.

An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a) Payments Under Loan Documents. Failure by the Borrower or any other Loan Party to pay, (i) on the date on which such payment becomes due in accordance with the terms of this Agreement or any other applicable Loan Document, any principal of any Term Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) or (ii) within three (3) Business Days after such amount is due, any interest on any Term Loan, or any other amount owing hereunder or under the other Loan Documents, or any other Obligation;

(b) Breach of Warranty. Any representation, warranty, certification or statement of fact made or deemed made at any time by any of the Loan Parties herein or in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall have been false or misleading as of the time it was made or furnished (i) as stated if such representation or warranty contains an express materiality qualification or (ii) in any material respect if such representation or warranty does not contain such qualification;

(c) Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 6.1, Section 6.2(a), Section 6.4, Section 6.6, Section 6.8, Section 6.9, Section 6.10, Section 6.14, Section 6.15, Section 6.16, Article VII, Article VIII or Article XIII.

(d) Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document, and such default shall continue unremedied for the expressly specified cure period with respect thereto or, if no such cure period is specified, for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) an Authorized Officer or any other executive officer of any Loan Party having obtained knowledge thereof;

(e) Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement with respect to Indebtedness or any other credit extension in an aggregate principal amount (including undrawn committed or available amounts) in excess of $5,750,000, or with respect to any Hedge Agreement, the Hedge Termination Value of which is equal to or in excess of the Threshold Amount and such breach, default or event of default (i) arises from the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any related Indebtedness or other credit extensions when due (whether at stated maturity, by acceleration or otherwise) or (ii) the effect of which is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, the acceleration of any related Indebtedness or other credit extensions (whether or not such right shall have been waived) or the termination of any commitment to lend; provided, that cross-defaults with respect to the First Lien Credit Facilities shall be limited to events of default described in sections 9.1(a) (payment default) and 9.1(l) (bankruptcy default) of the First Lien Credit Agreement and to cross-acceleration unless such event of default that has not been cured or waived within 90 days after the occurrence thereof;

(f) Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $5,750,000 individually or $11,500,000 in the aggregate at any one time shall be entered against any Loan Party or Subsidiary of any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, satisfied, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

(g) Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any party thereto (other than the Administrative Agent or any Lender) or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(h) Security Interests Unenforceable. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid or perfected Lien on any portion of the Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of a release pursuant to Section 11.1(f), or (ii) as a result of the sale or other disposition of the applicable Collateral or the release of the applicable Loan Party in a transaction permitted under the Loan Documents;

(i) Uninsured Losses; Proceedings Against Assets. There shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral with a fair market value in excess of the Threshold Amount or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets with a fair market value in excess of the Threshold Amount are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

(j) Events Relating to Employee Benefit Plans. (i) An ERISA Event or Plan Qualification Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount in excess of $5,750,000, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any contribution required to be made with respect to any Company Pension Plan or Multiemployer Plan in an aggregate amount in excess of $5,750,000, including any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

(k) Change of Control. A Change of Control shall have occurred;

(l) Insolvency Proceedings. (i) An Insolvency Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Insolvency Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Insolvency Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, an Insolvency Proceeding, (iii) an order granting the relief requested in any Insolvency Proceeding (including, but not limited to, an order for relief under federal bankruptcy laws) shall be entered, (iv) any Loan Party or Subsidiary thereof shall commence a voluntary case under, file a petition seeking to take advantage of, any bankruptcy, insolvency, reorganization or other similar law, domestic or foreign, (v) any Loan Party or Subsidiary thereof shall consent to or fail to contest in a timely and appropriate manner any petition filed against it in any Insolvency Proceeding, (vi) any Loan Party or Subsidiary thereof shall apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (vii) any Loan Party or Subsidiary thereof shall take any action to approve or authorize any of the foregoing, or (viii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

(m) Material Agreements. If any Loan Party shall default, past any applicable grace and cure period, under any Material Agreement not otherwise described in this Section 9.1 and such default would reasonably be expected to result in a Material Adverse Change; or

(n) FCC and PUC Matters. Any License (except for Licenses which are no longer required in the conduct of such Loan Party’s or Subsidiary’s business and which cannot be sold or which have de minimis fair market value) shall be cancelled, expired, revoked, terminated, rescinded, annulled, suspended or modified or shall no longer be in full force and effect, the effect of which has resulted in, or would reasonably be expected to result in, a Material Adverse Change; or

(o) Expropriation. Any federal, state or local Governmental Authority takes any action to expropriate or condemn any material portion of the assets of the Loan Parties and their Subsidiaries, taken as a whole;

(p) Injunction. Any Loan Party or any of its respective Subsidiaries are enjoined, restrained or in any way prevented by the order of any Governmental Authority from conduction any substantial portion of the business of the Loan Parties and their Subsidiaries, taken as a whole, and such order continues for more than fifteen (15) days;

(q) Full Dominion Account. Any Loan Party withdraws, or causes to be withdrawn, any funds from the Full Dominion Account except as expressly permitted hereunder and under the First Lien Credit Agreement.

9.2 Consequences of Event of Default.

(a) Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1 (other than Section 9.1(l)) shall occur and be continuing, the Administrative Agent may, and upon the request of the Required Lenders, shall by written notice to the Borrower, declare the unpaid principal amount of the Term Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and

(b) Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1(l) shall occur, the unpaid principal amount of the Term Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder automatically shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

(c) Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

X. THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority.

Each of the Lenders (on behalf of itself and each of its Affiliates) hereby irrevocably appoints Crystal to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent, the Lenders, the Affiliates of the Lenders who are Secured Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 No Fiduciary Duty.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) None of the Lenders shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, none of the Lenders shall (i) be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing or (ii) have any duty to take any discretionary action or exercise any discretionary powers.

10.4 Exculpation.

(a) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

(b) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.5 Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.6 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Second Lien Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

10.7 Filing Proofs of Claim.

In case of the pendency of any proceedings under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand therefor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the owing and unpaid principal and interest in respect to the Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.7, 2.10(b) and 11.3) allowed in such proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.7, 2.10(b) and 11.3.

10.8 Resignation of the Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent, which shall be a bank or other financial institution with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as the Required Lenders may approve), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. If the Administrative Agent shall notify the Borrower and the Lenders that no such Person has accepted such appointment, then the Administrative Agent’s resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.8. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.9 Reserved.

10.10 Non-Reliance on the Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.11 Enforcement.

By its acceptance of the benefits of this Agreement and the other Loan Documents, each Secured Party agrees that (a) the Loan Documents may be enforced only by the Administrative Agent, acting upon the instructions or with the consent of Required Lenders as provided in this Agreement, (b) no Secured Party shall have any right individually to enforce or seek to enforce this Agreement or the other Loan Documents or to realize upon any Collateral or other security given to secure the payment and performance of the Obligations and (c) no Secured Party has any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

10.12 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the agents listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.

10.13 Authorization to Release Collateral and Loan Parties.

(a) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon Payment in Full of all Obligations, (y) that is Disposed of or to be Disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 11.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.1(d)(i); and

(iii) to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Guarantor as a result of a transaction permitted under the Loan Documents.

In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Loan Party, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 10.13.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.14 Compliance with Flood Laws.

CoBank has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws. CoBank, as Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Laws. However, each Lender and Participant in the Second Lien Credit Facility is responsible for assuring its own compliance with the flood insurance requirements.

10.15 No Reliance on the Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, Anti-Corruption Law, or Sanctions, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

XI. MISCELLANEOUS

11.1 Modifications, Amendments or Waivers.

With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made that will:

(a) Reserved.

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment (it being understood that the waiver of any condition set forth in the definition of “Extension Conditions” or of any mandatory prepayment of Term Loans (or any definition relating thereto) shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c) reduce the principal of, or the rate of interest specified herein on, any Term Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Term Loan or to reduce any fee payable hereunder;

(d) change Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section 11.1 or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(f) except in connection with a transaction permitted under Section 7.7 or 7.8, release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral; or

(g) release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 7.7 or 7.8, all or substantially all of the value of the Guaranty provided pursuant to Article XII of this Agreement without the written consent of each Lender whose Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 10.13 (in which case such release may be made by the Administrative Agent acting alone);

provided that (i) no agreement, waiver or consent that would modify the interests, rights or obligations of the Administrative Agent may be made without the written consent of the Administrative Agent, (ii) only the consent of the Administrative Agent shall be required for any amendment to the Fee Letter, and (iii) the Schedules to this Agreement and the Annexes to the Security Agreement may be modified as provided in and subject to the terms described in Section 6.9 and 6.11, and (iv) Section 6.16 may be amended, modified, or terminate or any provision thereof waived in accordance with the terms set forth therein; and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1(a) through 11.1(g) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 3.6.

Notwithstanding any of the foregoing to the contrary, the Loan Parties and the Administrative Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

Notwithstanding anything to the contrary contained herein, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. It is understood that posting such amendment electronically on SyndTrak or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Term Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

11.2 No Implied Waivers; Cumulative Remedies.

No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies that they would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.2 (subject to the terms of Section 2.14), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party in any Insolvency Proceedings.

11.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay:

(i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, which in the case of professional services will include only the reasonable fees, charges and disbursements of (1) one deal counsel, one regulatory counsel and one local real estate counsel for each state in which a Mortgage is entered into by any Loan Party (so long as none of the existing counsel is licensed in such state and practicing as real estate counsel in such state) to the Administrative Agent, (2) one title insurance company selected by the Administrative Agent and (3) one or more vendors selected by the Administrative Agent to perform any Phase I Environmental Site Assessments or similar environmental due diligence assessment, in each case, only to the extent requested by the Administrative Agent) in connection with the syndication of the Second Lien Credit Facility, the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents (whether or not the transactions contemplated hereby shall be consummated),

(ii) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and

(iii) all out of pocket expenses incurred by the Administrative Agent, any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender), in connection with the enforcement or protection of its rights:

(A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or

(B) in connection with the Term Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party and the expense of investigation) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of:

(i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby,

(ii) any Term Loan or the use or proposed use of the proceeds therefrom,

(iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or

(iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages and other similar amounts arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); and provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, none of the Loan Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

(f) Survival. Each party’s obligations under this Section 11.3 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

11.4 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail (i) if to a Lender, at its address set forth in its Administrative Questionnaire or (ii) if to any other Person, to it at its address set forth on Part 3 of Schedule 1.1(B). Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications (including e-mail and Internet or intranet websites) to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address, facsimile number or e-mail address, if applicable, for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

11.5 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.6 Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment in Full of the Obligations. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article II, Article III, Section 11.3 or any other provision of any Loan Document, the agreement of the Lenders set forth in Section 11.3(c), and the agreements of the Loan Parties set forth in Section 11.10 or any other provision of any Loan Documents shall survive Payment in Full of the Obligations and shall protect the Administrative Agent, the Lenders and any other Indemnitees against events arising after such termination as well as before. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment in Full of the Obligations.

11.7 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section, (ii) by way of participation in accordance with the provisions of this Section 11.7, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of this Section 11.7 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section 11.7 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (i)(A) of this clause (b), the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.7 and in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Second Lien Credit Facility; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2 and 11.3(b) with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.7(d) below.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 11.1(a) through (g) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 (subject to the requirements and limitations therein, including the requirements under Section 3.2 (it being understood that the documentation required under Section 3.2 shall be delivered to the participating Lender)) and 11.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.7; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under clause (b) of this Section 11.7; and (B) shall not be entitled to receive any greater payment under Section 3.1 or 3.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2(c) as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.8 Confidentiality.

Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this

Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) the SBA, (ii) any rating agency in connection with rating the Borrower or its Subsidiaries or the Second Lien Credit Facility or (iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Second Lien Credit Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.8, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Administrative Agent or any Lender may from time to time publish advertising material (including press releases) relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark with the prior written consent of the Borrower, which consent shall not be unreasonably withheld.

No Loan Party shall, and no Loan Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Loan Party) using the name, logo or otherwise referring to Crystal or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Administrative Agent is party without the prior consent of Crystal except to the extent required to do so under applicable Law and then, only after consulting with Crystal.

The Loan Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Loan Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, the Administrative Agent, and made available, to the Lenders by posting such Borrower Materials on an E-System. The Loan Parties authorize the Administrative Agent to download copies of their logos from its website and post copies thereof on an E-System.

The Loan Parties hereby agree that they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Loan Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Administrative Agent and the Lenders shall be entitled to treat such Borrower Materials as not containing any material nonpublic information for purposes of U.S. federal and state securities laws.

11.9 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.10 Choice of Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that require or permit application of the laws of any other state or jurisdiction.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COLORADO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.10. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.4. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11 USA PATRIOT Act Notice.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Corruption Laws, Anti-Terrorism Laws, and Sanctions, including the USA PATRIOT Act.

11.12 Payments Set Aside.

To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or Secured Parties or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Insolvency Proceeding, other applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

11.13 Reserved.

11.14 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.15 FCC and PUC Compliance.

Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, no party hereto or thereto shall take any action under this Agreement or the other Loan Documents that would constitute or result in an assignment of any License, or a Change of Control of any Loan Party or Subsidiary directly or indirectly holding a License, to the extent that such assignment or Change of Control would require the prior approval by the FCC under the Communications Act and/or any applicable PUC under the PUC Laws without first obtaining such required approval.

Upon any action to commence the exercise of remedies hereunder or under the other Loan Documents, each Loan Party hereby undertakes and agrees on behalf of itself, the other Loan Parties, and the Subsidiaries of any Loan Party to cooperate and join with the Administrative Agent, and cause the other Loan Parties and the Subsidiaries of any Loan Party, to cooperate and join with the Administrative Agent, in any application to any Governmental Authority with respect thereto and to provide such assistance in connection therewith as the Administrative Agent may request, including the preparation of, consenting to or joining in of filings and appearances of officers and employees of any Loan Party or any Subsidiary of any Loan Party before such Governmental Authority, in each case in support of any such application made by the Administrative Agent; provided, however, nothing herein shall be construed to require any of the Loan Parties nor any of the Subsidiaries of any Loan Party to, directly or indirectly, violate any terms or conditions of any License. The obligation of the Loan Parties to make all payments required to be made under this Agreement or any other Loan Document shall be absolute and unconditional and independent of any action by the PUC or the FCC with respect to rates and/or disallowance of debt.

11.16 Grant of Irrevocable License to Enter and Inspect.

Each Loan Party hereby grants to the Administrative Agent, its agents, attorneys, employees, consultants, contractors, successors and assigns, an irrevocable license and authorization to enter upon and inspect any real property subject to a Mortgage executed and delivered by such Loan Party or its Subsidiary and facilities thereon, and perform only such tests, including without limitation, subsurface testing, soils and groundwater testing, and other tests which may physically invade such real property or facilities, as the Administrative Agent, in its sole discretion, determines are necessary to protect its interest in the Collateral; provided that prior to the occurrence of an Event of Default, the Administrative Agent, its agents, attorneys, employees, consultants, contractors, successors and assigns shall (i) provide the Borrower with reasonable notice prior to any entry, (ii) at the Borrower’s option, be escorted by a representative of the Borrower and (iii) perform only such tests as the Administrative Agent, in its reasonable discretion, determines are necessary to protect its interest in the Collateral. Under no circumstances shall the Administrative Agent be obligated to perform such inspections or tests.

11.17 Independent Action.

Each Loan Party hereby agrees that the representations and warranties of Section 5.18 and the obligations set forth in Sections 6.6(b) and 6.8(c) shall constitute independent covenants of each of the Loan Parties that are not secured by the Mortgages regarding real property located in Alaska or Oregon despite any reference in such Mortgage that the Secured Obligations are secured by such Mortgage. Each Loan Party acknowledges that the Administrative Agent may undertake remedies allowed under the Loan Documents and applicable Law to enforce Sections 5.18, 6.6(b) or 6.8(c), other than those granted exclusively by the Mortgages regarding real property located in Alaska or Oregon, and any action to enforce the rights of the Secured Parties under these Sections shall be deemed an independent action or proceeding not secured by any Mortgage regarding real property located in Alaska or Oregon.

XII. GUARANTY

12.1 Guaranty.

Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties the payment and performance in full of the Guaranteed Liabilities. For all purposes of this Article XII, notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantors’ Obligations shall be limited to an aggregate amount equal to the Maximum Guarantor Liability. Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities. The Guarantors’ Obligations are secured by various Collateral.

12.2 Payment.

If the Borrower or any other Loan Party shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, indemnification obligations, fees (including, but not limited to, attorney’s fees and expenses), expenses or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of this Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, (i) fully pay to the Administrative Agent, for the benefit of the Secured Parties, an amount equal to all the Guaranteed Liabilities then due and owing or declared or deemed to be due and owing, including for this purpose, in the event of any Event of Default under Section 9.1(l) (and irrespective of the applicability of any restriction on acceleration or other action as against any other Loan Party in any Insolvency Proceeding), the entire outstanding or accrued amount of all Obligations or (ii) perform such Guaranteed Liabilities, as applicable. For purposes of this Section 12.2, the Guarantors acknowledge and agree that “Guaranteed Liabilities” shall be deemed to include any amount (whether principal, interest, premium, fees, expenses, indemnification obligations and/or any other payment obligation of any kind or nature) which would have been accelerated in accordance with Section 9.2 but for the fact that such acceleration could be unenforceable or not allowable in any Insolvency Proceeding or otherwise under any applicable Law. Notwithstanding anything herein to the contrary, upon the occurrence and continuation of an Event of Default, then notwithstanding any Collateral or other direct or indirect security or credit support for the Guaranteed Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, each of the Guaranteed Liabilities and the Guarantors’ Obligations shall immediately be and become due and payable.

12.3 Absolute Rights and Obligations.

This is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Article XII shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent not otherwise expressly prohibited by applicable law, any defense to its obligations under this Article XII and all other Loan Documents to which it is a party by reason of:

(a) any lack of legality, validity or enforceability of this Agreement, or any of the Notes, or any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c) any acceleration of the maturity of any of the Guaranteed Liabilities, of the Guarantors’ Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantors’ Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e) any change in the corporate or limited liability company existence, structure or ownership, including, without limitation, dissolution, of the Borrower, any Guarantor, any other Loan Party or any other party to a Related Agreement, or the combination or consolidation of the Borrower, any Guarantor, any other Loan Party or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Borrower, any Guarantor or any other Loan Party or any other party to a Related Agreement;

(f) any extension (including without limitation extensions of time for payment or pursuant to the satisfaction of the Extension Conditions), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, this Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including without limitation the Guarantors’ Obligations of any other Guarantor and obligations arising under any other Guaranty or any other Loan Document now or hereafter in effect);

(h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantors’ Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;

(i) any failure to assert any breach of or default under any Loan Document or with respect to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantors’ Obligations of any Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrower, any other Loan Party or any other Person under or in connection with any Loan Document, any Related Agreement or any of the Guaranteed Liabilities or any Guarantors’ Obligation; any refusal of payment or performance of any of the Guaranteed Liabilities or any Guarantors’ Obligation, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guaranteed Liabilities) to other obligations, if any, not entitled to the benefits of the Guaranty provided for in this Article XII, in preference to Guaranteed Liabilities or Guarantors’ Obligations entitled to the benefits of the Guaranty provided for in this Article XII, or if any collections are applied to the payment of Guaranteed Liabilities, any application to particular Guaranteed Liabilities;

(j) any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or the other Secured Parties, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent or the other Secured Parties, or any of them, or any other Person in respect of, any direct or indirect security for any of the Guaranteed Liabilities. As used in this Article XII, “direct or indirect security” for the Guaranteed Liabilities, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guaranteed Liabilities, made by or on behalf of any Person;

(k) any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, the Borrower, any other Loan Party or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower, any other Loan Party or any other Person; or any action taken or election made by the Administrative Agent or the other Secured Parties, or any of them (including but not limited to any election under Section 1111(b)(2) of the Bankruptcy Code), the Borrower, any other Loan Party or any other Person in connection with any such proceeding;

(l) any defense, set-off, or counterclaim which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other person with respect to any Loan Document, any of the Guaranteed Liabilities, any Guarantors’ Obligation, or with respect to any Related Agreement; or any discharge by operation of law or release of the Borrower, any other Loan Party or any other Person from the performance or observance of any Loan Document or any of the Guaranteed Liabilities or Guarantors’ Obligations;

(m) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor or any other Loan Party) which might in any manner or to any extent vary the risks of such Loan Party, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the Borrower or any other Loan Party or to any Collateral or other security in respect of the Guaranteed Liabilities or Guarantors’ Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty, the Guaranteed Liabilities and the Guarantors’ Obligations hereunder and under each Guarantor Joinder with respect hereto shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided.

12.4 Maximum Liability.

(a) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent any Guarantors’ Obligations shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable Law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state and including any Debtor Relief Law). Any analysis of the provisions hereof for purposes of laws relating to fraudulent conveyances or transfers shall take into account the contribution agreement established in Section 12.5.

(i) Each Guarantor’s maximum obligations hereunder (the “Maximum Guarantor Liability”) in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:

(A) in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code on or within one year from the date on which any of the Guaranteed Liabilities are incurred, the maximum amount that would not otherwise cause the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations) to be avoidable or unenforceable against such Guarantor under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(B) in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Liabilities or Guarantors’ Obligations of such Guarantor are incurred, the maximum amount that would not otherwise cause the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(C) in a case or proceeding commenced by or against such Guarantor under any Debtor Relief Law other than the Bankruptcy Code, the maximum amount that would not otherwise cause the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations) to be avoidable or unenforceable against such Guarantor under such Debtor Relief Law, including any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding. (The substantive state or federal laws under which the possible avoidance or unenforceability of the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).

(ii) To the extent set forth above, but only to the extent that the Guarantors’ Obligations of such Guarantor or the transfers made by such Guarantor under the Collateral Documents to which it is a party, would otherwise be subject to avoidance under any Avoidance Provisions if such Guarantor is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or the Guarantors’ Obligations of such Guarantor would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of such Guarantors’ Obligations are deemed to have been incurred and transfers made under such Avoidance Provisions, then such Guarantors’ Obligations shall be reduced to that amount which, after giving effect thereto, would not cause the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions. This paragraph is intended solely to preserve the rights hereunder of Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities to the maximum extent that would not cause such Guarantors’ Obligations to be subject to avoidance under any Avoidance Provisions, and neither such Guarantor nor any other Person shall have any right, defense, offset, or claim under this paragraph as against Administrative Agent, Lenders or any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

(b) Each Guarantor agrees that the Guarantors’ Obligations of such Guarantor may at any time and from time to time exceed the Maximum Guarantor Liability, without impairing the guaranty or any provision contained herein or affecting the rights and remedies of Administrative Agent hereunder.

12.5 Contribution Agreement.

To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Liability or Guarantors’ Obligation exceeding the greater of (i) the amount of the value actually received by such Guarantor and its Subsidiaries from the Term Loans and other Guaranteed Liabilities and Guarantors’ Obligations and (ii) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Liabilities and Guarantors’ Obligations (excluding the amount thereof repaid by Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date of enforcement. The contribution agreement in this paragraph is intended only to define the relative rights of the Guarantors and nothing set forth in this paragraph is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement (up to the Maximum Guarantor Liability).

12.6 Currency and Funds of Payment.

All Guarantors’ Obligations for payment will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Secured Party with respect thereto as against the Borrower or any other Loan Party, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower or any other Loan Party of any or all of the Guaranteed Liabilities.

12.7 Subordination.

Each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (a) of the Borrower, to the payment and performance in full of the Guaranteed Liabilities, (b) of every other Guarantor (an “obligated guarantor”), to the payment and performance in full of the Guarantors’ Obligations of such obligated guarantor, and (c) of each other Person now or hereafter constituting a Loan Party, to the payment and performance in full of the obligations of such Loan Party owing to any Secured Party and arising under the Loan Documents. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Secured Parties on account of the Guaranteed Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of such Guarantor.

12.8 Enforcement.

Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Secured Parties, on demand, at the Administrative Agent’s Principal Office or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors. At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other Guarantor, or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any Collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 12.3.

12.9 Set-Off and Waiver.

Each Guarantor waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantors’ Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Borrower or any other Loan Party or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor. Each Guarantor agrees that each Secured Party shall have a lien for all the Guarantors’ Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Secured Party or otherwise in the possession or control of such Secured Party for any purpose (other than solely for safekeeping) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Secured Party, whether now existing or hereafter established, and hereby authorizes each Secured Party from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply such balances or any part thereof to such of the Guarantors’ Obligations to the Secured Parties then due and in such amounts as provided for in this Agreement or otherwise as they may elect.

12.10 Waiver of Notice; Subrogation.

(a) Each Guarantor hereby waives to the extent not otherwise expressly prohibited by applicable law notice of the following events or occurrences: (i) acceptance of the Guaranty set forth in this Article XII; (ii) the Lenders’ heretofore, now or from time to time hereafter making Term Loans and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to this Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 12.3. Each Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantors’ Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b) Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantors’ Obligations under this Article XII may be enforced by the Administrative Agent on behalf of the Secured Parties upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent not otherwise expressly prohibited by applicable law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Borrower, any other Guarantor or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED BY SUCH GUARANTOR THAT DEMAND UNDER THE GUARANTY SET FORTH IN THIS ARTICLE XII MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING.

(c) Each Guarantor further agrees that such Guarantor shall not exercise any of its rights of subrogation, reimbursement, contribution, indemnity or recourse to security for the Guaranteed Liabilities until at least ninety-five (95) days immediately following the Payment in Full of the Obligations shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets. If an amount shall be paid to any Guarantor on account of such rights at any time prior to the Payment in Full of the Obligations, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Secured Parties, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of this Agreement or otherwise as the Secured Parties may elect. The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Agreement in any manner and the Payment in Full of the Obligations.

12.11 No Stay.

Without limitation of any other provision set forth in this Article XII, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guarantors’ Obligation or any of the Guaranteed Liabilities shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to stay or injunction resulting from the pendency against any Loan Party or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantors agree that, for the purposes of this Article XII and their obligations hereunder, the Guarantors’ Obligations and the Guaranteed Liabilities shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

12.12 Additional Guarantors.

At any time after the initial execution and delivery of this Agreement to the Administrative Agent and the Lenders, additional Persons may become parties to this Agreement and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Administrative Agent and the Lenders a duly executed Guarantor Joinder pursuant to this Agreement. No notice of the addition of any Guarantor shall be required to be given to any pre-existing Guarantor and each Guarantor hereby consents thereto.

12.13 Reliance.

Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrower, information concerning the Loan Parties and the Loan Parties’ financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide its Guaranty under this Article XII and any Guarantor Joinder (“Other Information”), and has full and complete access to the Loan Parties’ books and records and to such Other Information; (b) such Guarantor is not relying on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of such Loan Documents and Related Agreements as it has requested, is executing this Agreement (or the Guarantor Joinder to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing its Guaranty under this Agreement; (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Borrower and the other Loan Parties, such Persons’ financial condition and affairs, the Other Information, and such other matters as it deems material in deciding to provide this Guaranty and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Borrower or the Borrower’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty, or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Borrower or any other Loan Party or such Persons’ financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

12.14 Receipt of Credit Agreement, Other Loan Documents, Benefits.

(a) Each Guarantor hereby acknowledges that it has received a copy of this Agreement and the other Loan Documents and each Guarantor certifies that the representations and warranties made therein with respect to such Guarantor are true and correct in all material respects. Further, each Guarantor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of this Agreement and the other Loan Documents applicable to such Guarantor.

(b) Each Guarantor hereby acknowledges, represents, and warrants that it receives direct and indirect benefits by virtue of its affiliation with Borrower and the other Guarantors and that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection herewith are a reasonably equivalent exchange of value in return for providing the Guaranty set forth in this Article XII.

12.15 Joinder.

Each Person that shall at any time execute and deliver to the Administrative Agent a Guarantor Joinder shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Loan Documents to the Guarantors or to the parties to this Guaranty shall be deemed to include such Person as a Guarantor hereunder.

XIII. FULL DOMINION ACCOUNT

13.1 Full Dominion Account.

(a) Character of Account. Each of the Loan Parties hereby acknowledges and confirms that, on or before the Closing Date and pursuant to the terms of this Agreement, the Borrower has established and will maintain one or more Pledged Accounts at a Domestic Account Bank for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Secured Parties, and the benefit of the Second Lien Administrative Agent, as second priority secured party for the benefit of the Second Lien Lenders, to serve as the “Full Dominion Account” (said account or accounts, and any account or accounts replacing the same in accordance with this Agreement, the “Full Dominion Account”). The Borrower and the other Loan Parties acknowledge that, pursuant to the terms and conditions of the Full Dominion Account Control Agreement, the Domestic Account Bank may comply only with instructions with regard to the Full Dominion Account and the contents and proceeds thereof originated by the First Lien Administrative Agent, acting as the “Controlling Agent” as such term is defined in the Full Dominion Account Control Agreement (subject to the terms of the Intercreditor Agreement), without further consent by any of the Borrower or the other Loan Parties.

(b) Name of Account. The Full Dominion Account shall be in the name of the Borrower, in favor of the First Lien Administrative Agent, as first priority secured party for the benefit of the First Lien Secured Parties, and the Administrative Agent, as second priority secured party for the benefit of the Secured Parties; provided, that, if the Administrative Agent or the First Lien Administrative Agent is replaced, the Domestic Account Bank, at the departing Administrative Agent’s request or the departing First Lien Administrative Agent’s request, shall change the name of the secured party with respect to the Full Dominion Account to the name of the replacement thereof. However, in no case will any financial asset credited to the Full Dominion Account be registered in the name of the Borrower or any other Loan Party, payable to the order of the Borrower or any other Loan Party or specially indorsed to the Borrower or any other Loan Party.

(c) Permitted Cash Equivalents. If no Default or Event of Default has occurred and is continuing, upon not less than ten (10) Business Days prior written request from the Borrower to the Administrative Agent (or, until the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement), to the First Lien Administrative Agent) to deliver such instruction to the Domestic Account Bank in its capacity as the “Controlling Agent” as such term is defined in the Full Dominion Account Control Agreement (subject to the terms of the Intercreditor Agreement), funds deposited in the Full Dominion Account may be invested in Cash Equivalents; provided, that under no circumstances shall the Secured Parties or the First Lien Secured Parties be liable for any losses that may be incurred by the Borrower or any of the other Loan Parties in the making of any such investment. Any income earned from such Cash Equivalents and any interest, dividends or other earnings from amounts on deposit in the Full Dominion Account shall be added to the balance in the Full Dominion Account. The Full Dominion Account shall be assigned the federal tax identification number of the Borrower. The Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to income earned from such investment or otherwise from the Full Dominion Account.

13.2 Deposits to and Disbursements from Full Dominion Account

(a) Deposits into Full Dominion Account.

(i) Voluntary Deposits. The Borrower and the other Loan Parties may pay directly into the Full Dominion Account (a) all or a portion of the proceeds of the Term Loan remaining after the repayment in full of the Existing Credit Agreement and the fees and costs referred to in Section 4.1, and (b) and such other funds from time to time as the Loan Parties may elect.

(ii) Mandatory Deposits. The Loan Parties shall, and shall cause their Subsidiaries, to pay directly into the Full Dominion Account any Net Cash Proceeds of any issuance of Replacement Convertible Notes not used to repurchase, redeem, repay or otherwise satisfy Existing Convertible Notes substantially simultaneously with (and, in any event within two (2) Business Day after) the issuance of such Replacement Convertible Notes.

(b) Purposes of Disbursements from Full Dominion Account. Subject to the terms and conditions of this Article XIII and Section 7.6(g), the Borrower may request the Administrative Agent (or, until the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement), to the First Lien Administrative Agent) to authorize disbursements from the Full Dominion Account for the following purposes:

(i) funding the repurchase, redeem, repay or otherwise satisfy Existing Convertible Notes by direct wire to the holder of such Existing Convertible Notes,

(ii) in the event of an Agreed Extension, paying accrued interest due on the Existing Convertible Notes by direct wire to the holder of such Existing Convertible Notes, or

(iii) if the Administrative Agent and the First Lien Administrative Agent has received evidence satisfactory to it that all of the Existing Convertible Notes have been fully repurchase, redeem, repay or otherwise satisfy, of returning any remaining fund in the Full Dominion Account to the Borrower.

Notwithstanding the preceding sentence or any of the terms of this Section 13.2 and subject to the Intercreditor Agreement and the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement), if any Event of Default has occurred and is continuing under Section 9.1(l) or the Administrative Agent or the Required Lenders are exercising any of their remedies under Section 9.1 with respect to any other Event of Default that has occurred and is continuing, all funds from the Full Dominion Account shall be applied to the payment of the Obligations as set forth in Section 2.10(b)(2).

13.3 Disbursement Requests. At any time following the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement), the Borrower shall provide the Administrative Agent with not less than five (5) Business Days’ prior written notice of its intention to repurchase, prepay or redeem Existing Convertible Notes and shall deliver to the Administrative Agent, not later than 6:00 p.m. on the Business Day immediately preceding the proposed disbursement date, a duly completed and executed Request for Release of Funds From Full Dominion Account. Upon receipt of a duly completed and executed Request for Release of Funds From Full Dominion Account in form and substance reasonably acceptable to the Administrative Agent, the Administrative Agent shall authorize the applicable Domestic Account Bank to make the requested disbursements from the Full Dominion Account by 1:00 p.m. on the proposed disbursement date.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC., as Borrower

By:	/s/ Wayne Graham
Name:	Wayne Graham
Title:	Chief Financial Officer

GUARANTORS:

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By:	/s/ Wayne Graham
Name:	Wayne Graham
Title:	Chief Financial Officer

[Signature Page to Second Lien Credit Agreement]

ACS CABLE SYSTEMS, LLC,
ACS INFOSOURCE, INC.,
ACS INTERNET, LLC,
ACS LONG DISTANCE LICENSE SUB, LLC,
ACS LONG DISTANCE LLC,
ACS MESSAGING, INC.,
ACS OF ALASKA LICENSE SUB, LLC,
ACS OF ALASKA, LLC,
ACS OF ANCHORAGE LICENSE SUB, LLC,
ACS OF ANCHORAGE, LLC,
ACS OF FAIRBANKS LICENSE SUB, LLC,
ACS OF FAIRBANKS, LLC,
ACS OF THE NORTHLAND LICENSE SUB, LLC,
ACS OF THE NORTHLAND, LLC,
ACS SERVICES, INC.,
ACS WIRELESS LICENSE SUB, LLC,
ACS WIRELESS, INC.,
ALASKA COMMUNICATIONS LLC,
ALASKA FIBER STAR, LLC,
ALASKA FIBER STAR LICENSE CORPORATION,
ALASKA NORTHSTAR COMMUNICATIONS, LLC,
CREST COMMUNICATIONS CORPORATION,
NORTHERN LIGHTS HOLDINGS, INC.,
NORTHSTAR LICENSE CORPORATION,
WCI CABLE, INC.,
WCIC HILLSBORO, LLC,
WORLD NET COMMUNICATIONS, INC.,
TEKMATE, LLC, and
WCI LIGHTPOINT LLC

By:	/s/ Wayne Graham
Name:	Wayne Graham
Title:	Chief Financial Officer of each of the foregoing

[Signature Page to Second Lien Credit Agreement]

CRYSTAL FINANCIAL LLC, as Administrative Agent and as a Lender

By:	/s/ Matthew J. Governali
Name:	Matthew J. Governali
Title:	Managing Director

[Signature Page to Second Lien Credit Agreement]

CRYSTAL FINANCIAL SBIC LP, as a Lender

By: CRYSTAL SBIC GP LLC, its general partner

By:	/s/ Matthew J. Governali
Name:	Matthew J. Governali
Title:	Managing Director

[Signature Page to Second Lien Credit Agreement]